EXHIBIT 99.(a)(1)

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. If you are in any doubt as to the action you should take, you should immediately consult your stockbroker, bank manager, solicitor, accountant or other independent professional adviser authorised under the Financial Services and Markets Act 2000 if you are resident in the United Kingdom or, if you reside elsewhere, another appropriately authorised financial adviser.

If you have sold or transferred, or sell or transfer prior to 6 pm on 12 May 2006, your entire holding of Existing Ordinary Shares in ScottishPower, please send this document as soon as possible to the purchaser or transferee of those shares or to the stockbroker, bank or other agent through whom the sale or transfer was effected for onward transmission to the purchaser or transferee. The distribution of this document in jurisdictions other than the UK may be restricted by law and therefore persons into whose possession this document comes should inform themselves about and observe such restrictions. Any failure to comply with these restrictions may constitute a violation of the securities laws of such jurisdictions.

UBS Limited is acting for ScottishPower and no-one else in connection with the Return of Cash and will not be responsible to anyone other than ScottishPower for providing the protections afforded to clients of UBS Limited or for providing advice in relation to the Return of Cash.

Morgan Stanley & Co. Limited is acting for ScottishPower and no-one else in connection with the Return of Cash and will not be responsible to anyone other than ScottishPower for providing the protections afforded to clients of Morgan Stanley & Co. Limited or for providing advice in relation to the Return of Cash.

Applications will be made to the UK Listing Authority and the London Stock Exchange, respectively, for the New Ordinary Shares and the B Shares resulting from the proposed Return of Cash to be admitted to the UK Listing Authority’s Official List and to trading on the London Stock Exchange’s main market for listed securities in place of the Existing Ordinary Shares. It is expected that dealings in the Existing Ordinary Shares will continue until 4.30 pm on 12 May 2006 and that Admission of the New Ordinary Shares and the B Shares will become effective and dealings in them will commence on the London Stock Exchange at 8 am on 15 May 2006.

If you are an ADS Holder, you will receive the US Supplemental Memorandum which gives further details relevant to you in respect of the Return of Cash, including the B Share Alternatives and the Capital Reorganisation. However, the US Supplemental Memorandum should be read in conjunction with this document and all other materials provided to you, as they all contain important information.

(registered in Scotland under the Companies Act 1985 under number SC193794)

Circular to Shareholders

Proposed Return of Cash to Shareholders,

Capital Reorganisation and Notice of Extraordinary General Meeting

This document should be read as a whole. Your attention is drawn to the letter from the Chairman of ScottishPower which is set out on pages 3 to 8 of this document and which recommends that you vote in favour of the resolutions to be proposed at the Extraordinary General Meeting referred to below.

You should note that the Return of Cash is conditional upon, among other things, (i) the approval by the Shareholders of the resolution to be proposed at the Extraordinary General Meeting and (ii) Admission.

A notice of the Extraordinary General Meeting, to be held at the Holiday Inn, Glasgow City-West, Bothwell Street, Glasgow G2 7EN at 10.30 am, on 4 May 2006, is set out at the end of this document.

A Form of Proxy for use in connection with the special resolution to be proposed at the Extraordinary General Meeting is enclosed. Whether or not you intend to be at the Extraordinary General Meeting in person, you are requested to complete the Form of Proxy in accordance with the instructions printed on it, and return it as soon as possible, but in any event so as to be received by the Company’s registrars, Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA, not later than 10.30 am on 2 May 2006.

In CREST, you may appoint a proxy by completing and transmitting a CREST Proxy Instruction to Lloyds TSB Registrars so that it is received by no later than 10.30 am on 2 May 2006. The return of a completed Form of Proxy or CREST Proxy Instruction will not prevent you from attending the Extraordinary General Meeting and voting in person if you so wish and are so entitled.

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This document contains certain forward-looking statements, which are subject to assumptions, risks and uncertainties. All such statements should be considered in light of the cautionary statement set out at the end of this document.

Neither the B Shares nor the New Ordinary Shares have been or will be registered under the US Securities Act of 1933, as amended or any state securities laws of the United States. Accordingly, none of the B Shares may be offered or sold in the United States unless pursuant to a transaction that has been registered under the Securities Act and the relevant state securities laws or that is not subject to the registration requirements of the Securities Act or such laws, either due to an exemption therefrom or otherwise.

None of the B Shares, the New Ordinary Shares, the New ADSs or this document has been approved, disapproved or otherwise recommended by the SEC or any US state securities commission or any non-US securities commission or regulatory authority nor have such authorities confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offence in the United States.

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Part 1

Letter from the Chairman

Registered Office

1 Atlantic Quay,

Glasgow G2 8SP

31 March 2006

To Shareholders and to participants in the ScottishPower Employee Share Ownership Plan

Dear Shareholder

Proposed Return of Cash to Shareholders

ScottishPower announced on 21 March 2006 that it had completed the sale of the Company’s US regulated business, PacifiCorp, to MidAmerican for cash proceeds of $5.1 billion and its intention to return £2.25 billion of the net proceeds from the sale of PacifiCorp to Shareholders. £2.25 billion represents a return to Shareholders of approximately £1.20 per Existing Ordinary Share1.

The Return of Cash is being made using a B Share structure, which should give Shareholders a choice as to whether they receive their cash in the form of income or capital, and the timing of a capital receipt.

This document describes these choices and how to decide between them. Your approval is being sought for the proposed Return of Cash at an Extraordinary General Meeting to be held at the Holiday Inn, Glasgow City-West, Bothwell Street, Glasgow G2 7EN at 10.30 am on 4 May 2006. The Notice of EGM is set out in Part 11 of this document.

Please read the whole of this document and do not just rely on the summarised information set out in this letter.

To assist ADS Holders in understanding the impact of the Return of Cash on their holdings in ScottishPower we have prepared the US Supplemental Memorandum which they should read in conjunction with this document.

1.    The Return of Cash

Under the Return of Cash, a holder of 100 Existing Ordinary Shares on the Record Date, 6 pm on 12 May 2006 will receive:

•	79 New Ordinary Shares;

•	33 B Shares; and,

•	if applicable, cash representing any fractional entitlements to New Ordinary Shares.

The main features of the B Shares, and the choices available to Shareholders, are summarised below.

[1]	The actual value returned per Existing Ordinary Share may vary as a result of the treatment of fractions.

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The precise number of New Ordinary Shares, B Shares and the amount of cash representing any fractional entitlements you receive will depend on the size of your holding of Existing Ordinary Shares on the Record Date. One in every three of your Existing Ordinary Shares will be reclassified as a B Share. You will be entitled to elect to receive £3.60 in respect of each B Share as set out in paragraph 2 below. The remainder of your holding of Existing Ordinary Shares will be subdivided and consolidated into New Ordinary Shares on the basis of 1.1905 New Ordinary Shares for every Existing Ordinary Share remaining after the creation of the B Shares.

So, using the example above of a Shareholder who holds 100 Existing Ordinary Shares on the Record Date:

•	33 of those shares would be reclassified as B Shares (100 divided by three and rounded down to the nearest whole number); and

•	the remaining 67 Existing Ordinary Shares are multiplied by 1.1905 to calculate the number of New Ordinary Shares the Shareholder will receive. This equals 79.8 New Ordinary Shares. No fractions are being issued so the Shareholder:

•	would receive 79 whole New Ordinary Shares, and

•	may be entitled to cash in respect of the fractional entitlement.

The number of New Ordinary Shares that you receive will be less than the number of Existing Ordinary Shares you currently hold to reflect the return of £3.60 per B Share to Shareholders. The intention is that, subject to market movements, the share price of one New Ordinary Share immediately after Admission should be approximately equal to the share price of one Existing Ordinary Share immediately prior to the Return of Cash.

New Ordinary Shares will be traded on the London Stock Exchange in the same way as Existing Ordinary Shares and will be equivalent in all material respects to the Existing Ordinary Shares, including their dividend, voting and other rights. New Ordinary Share certificates will be issued and your existing share certificate will cease to be valid.

Based on the closing middle market price of 586.5 pence per Existing Ordinary Share on 30 March 2006 (the latest practicable date prior to the publication of this document), the proposed Return of Cash to Shareholders represents approximately 20.5% of ScottishPower’s market capitalisation at that date.

2.    The B Share Alternatives

You will have the following three alternatives in relation to your B Shares (and you may split your allocation of B Shares as you wish between the alternatives). The following general guidance on the UK tax treatment is only a summary and is based on current law and practice as at the date of this document. UK tax resident Shareholders should read Part 8, ‘United Kingdom taxation in relation to the Return of Cash’ since the three alternatives will have different UK tax consequences. ADS Holders should read the US Supplemental Memorandum, which will provide additional information relevant to the US tax position.

If you are in any doubt as to your tax position or you are subject to tax in a jurisdiction other than the United Kingdom or the United States you should consult an appropriate professional adviser without delay.

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Alternative 1:    Single B Share Dividend

If you choose this alternative in respect of your B Shares, you will receive a single dividend of £3.60 per B Share in respect of those B Shares, which will then be converted into Deferred Shares of negligible value. We expect to send you your cash dividend on 5 June 2006.

The Single B Share Dividend should be treated as income for UK tax purposes.

The following table (which is for illustrative purposes only) sets out entitlements for Shareholders with holdings of certain sizes who make (or are deemed to have made) an election for Alternative 1.

Number of Existing Ordinary Shares held on the Record Date	Number of B Shares you will receive	Number of New Ordinary Shares you will receive (1)	Cash dividend payment you will be sent on 5 June 2006
100	33	79	£118.80
300	100	238	£360.00
500	166	397	£597.60
1,000	333	794	£1,198.80

(1)	In addition, you may also receive the proceeds of sale of any fraction of a New Ordinary Share to which you would be entitled following the Share Capital Consolidation.

Alternative 2:    Initial Repurchase Offer

If you choose this alternative in respect of your B Shares, UBS or Morgan Stanley, acting as agent for ScottishPower, will offer to buy those B Shares for £3.60 per B Share, free of all dealing expenses and commissions. We expect to send you your repurchase proceeds on 5 June 2006.

The payment you will receive pursuant to the Initial Repurchase Offer should generally be treated as capital for UK tax purposes.

The following table (which is for illustrative purposes only) sets out entitlements for Shareholders with holdings of certain sizes who make a valid election for Alternative 2.

Number of Existing Ordinary Shares held on the Record Date	Number of B Shares you will receive	Number of New Ordinary Shares you will receive (1)	Repurchase proceeds you will be sent on 5 June 2006
100	33	79	£118.80
300	100	238	£360.00
500	166	397	£597.60
1,000	333	794	£1,198.80

(1)	In addition, you may also receive the proceeds of sale of any fraction of a New Ordinary Share to which you would be entitled following the Share Capital Consolidation.

Alternative 3:    Future Repurchase Offers

If you choose this alternative in respect of your B Shares, you will retain those B Shares and it is expected that you will have the opportunity to sell them in the future for £3.60 per B Share, free of all dealing expenses and commissions. It is currently expected that there will be further offers by UBS or Morgan Stanley, acting as agent for ScottishPower, to purchase B Shares on or around 29 May in each of the years 2007 to 2011 inclusive. Additionally, while you hold those B Shares, you will be entitled to receive the B Share Continuing Dividend at the rate of 75% of 12 month LIBOR, payable annually in arrears on the amount of £3.60 per B Share.

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The payment you will receive pursuant to any Future Repurchase Offer should generally be treated as capital for UK tax purposes. Any B Share Continuing Dividend you receive should generally be treated as income for UK tax purposes.

The following table (which is for illustrative purposes only) sets out entitlements for Shareholders with holdings of certain sizes who make a valid election for Alternative 3.

Number of Existing Ordinary Shares held on the Record Date	Number of B Shares you will receive	Number of New Ordinary Shares you will receive (1)	Illustrative annual dividend payment (2)	Repurchase proceeds you may receive in the future
100	33	79	£4.25	£118.80
300	100	238	£12.90	£360.00
500	166	397	£21.41	£597.60
1,000	333	794	£42.95	£1,198.80

(1)	In addition, you may also receive the proceeds of sale of any fraction of a New Ordinary Share to which you would be entitled following the Share Capital Consolidation.

(2)	The illustrative dividend payment is based on an assumed dividend rate of approximately 3.6%, as at 30 March 2006, and is rounded down to the nearest whole penny. The first payment is expected to be made on 28 May 2007. This is a variable rate which could go up or down. The payment you actually receive may be more or less than is shown above.

If you do not validly complete and return your Election Form or if you are a CREST holder and you do not send a valid TTE instruction, you will be deemed to have elected for Alternative 1: Single B Share Dividend.

Details of how to complete and return your Election Form are set out in Part 3 of this document.

Further information on each of the B Share Alternatives is set out in Part 4 of this document.

3.    Key dates

A detailed timetable is set out in Part 2 of this document. In particular you should note the following three key dates in respect of the Return of Cash:

EGM	10.30 am on 4 May 2006
Latest time for receipt of Election Forms or TTE instructions in relation to the B Share Alternatives	4.30 pm on 19 May 2006
Despatch of new share certificates, sale advices and cheques, and CREST accounts credited	5 June 2006

4.    Summary explanation of the resolution to be put to the EGM

The resolution to be proposed at the EGM is a special resolution and, as such, will be passed if at least 75% of the votes cast are in favour. In accordance with ScottishPower’s Articles of Association, the resolution will be voted on a poll. A summary of the paragraphs comprising the resolution follows below:

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(a)	this paragraph sets out the procedure by which the Directors intend to reclassify one in every three Existing Ordinary Shares held by a Shareholder on the Record Date into a B Share;

(b)	this paragraph sets out the procedure for subdividing and consolidating the remaining Existing Ordinary Shares into New Ordinary Shares. All fractional entitlements which arise will be aggregated and sold on behalf of the Shareholders entitled to them with net proceeds of sale, in excess of £3 per holding, paid in due proportion to them. The proceeds of sale from fractional entitlements not exceeding £3 will be retained by the Company;

(c)	this paragraph sets out the procedure for consolidating and subdividing all authorised but unissued Existing Ordinary Shares into New Ordinary Shares;

(d)	this paragraph gives authority for market purchases by the Company of B Shares at a maximum price of £3.60;

(e)	this paragraph consolidates and subdivides the authorised but unissued share capital of the Company which is divided into B Shares and/or Deferred Shares after the repurchase or acquisition by the Company of B Shares and/or Deferred Shares into authorised but unissued New Ordinary Shares;

(f)	this paragraph proposes the amendments to the Company’s Articles of Association in order to incorporate the terms of the B Shares and the Deferred Shares; and

(g) to (i) these paragraphs propose consequential amendments to the existing authorities, granted at the Company’s annual general meeting in 2005, to allot new shares, disapply pre-emption rights and for ScottishPower to make market purchases of its Ordinary Shares.

A more detailed summary explanation of the resolution is set out in paragraph 14 of Part 4 of this document.

5.    Dividend policy

The nine months to 31 December 2005 demonstrate a strong performance from continuing operations. The Company remains on track to deliver performance for the full year to 31 March 2006 in line with the Board’s expectations.

The Board of ScottishPower announced on 22 November 2005 that, following a review of dividend policy, it intends to pay a fourth quarter dividend of 9.4 pence per New Ordinary Share (2004: 7.65 pence) resulting in a total dividend for the year ending 31 March 2006 of 25 pence per Ordinary Share, a year on year increase of 11.1% per Ordinary Share. For the following two years, the Board is aiming to deliver an annual increase in the dividend of a minimum of 7% per Ordinary Share. In light of the completion of the sale of PacifiCorp, the Board intends to pay the dividend bi-annually.

This policy (and the proposed fourth quarter dividend) reflects the Board’s confidence in the prospects of the Energy Networks business following the recent regulatory review, the strong performance of the Energy Retail & Wholesale businesses, and the expected returns to be achieved from the recent and ongoing investment in PPM Energy.

It is expected that the record date for the fourth quarter dividend of 9.4 pence per New Ordinary Share will be 2 June 2006.

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6.    Shareholder helpline

If you have any queries in relation to the Election Form or Form of Proxy, you may call the Shareholder helpline on 0870 600 3999 (or +44 121 415 7075 if calling from outside the UK) between 8 am and 6 pm on any Business Day. Please note that the Shareholder helpline will not provide advice on the merits of the Return of Cash or give any financial or tax advice.

7.    Recommendation

The Board has received financial advice from UBS and Morgan Stanley. In providing advice to the Board, UBS and Morgan Stanley have relied upon the Board’s commercial assessment of the Return of Cash.

The Board is of the opinion that the Return of Cash and the resolution to be proposed at the EGM are in the best interests of the Company and Shareholders as a whole.

Accordingly, the Board unanimously recommends that you vote in favour of such resolution, as the Directors intend to do in respect of their own beneficial holdings amounting in aggregate to 209,153 Existing Ordinary Shares, representing approximately 0.01% of the current issued share capital of ScottishPower.

A summary explanation of the resolution to be proposed at the EGM is set out in paragraph 4 above.

Yours sincerely

Charles Miller Smith

Chairman

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Part 2

Expected timetable of events

2006

Latest time and date for receipt of Form of Proxy for Extraordinary General Meeting	10.30 am on Tuesday 2 May
Extraordinary General Meeting	10.30 am on Thursday 4 May
Latest time and date for dealings in Existing Ordinary Shares	4.30 pm on Friday 12 May
Record Date for the Capital Reorganisation. Existing Ordinary Share register closed and Existing Ordinary Shares disabled in CREST	6 pm on Friday 12 May
New Ordinary Shares and B Shares admitted to the Official List and admitted to trading on the London Stock Exchange’s main market for listed securities	8 am on Monday 15 May
Commencement of dealings in the New Ordinary Shares and B Shares and enablement in CREST. New Ordinary Shares and B Shares entered into CREST	8 am on Monday 15 May
Latest time for receipt of Election Forms and TTE instructions from CREST holders in relation to the B Share Alternatives	4.30 pm on Friday 19 May
B Share Record Date	6 pm on Friday 19 May
Single B Share Dividend declared and B Shares in respect of which the Single B Share Dividend is payable convert into Deferred Shares	Monday 22 May
ScottishPower acquires B Shares under the Initial Repurchase Offer made by means of an announcement on the Regulatory News Service of the London Stock Exchange	Monday 22 May
Despatch of New Ordinary Share certificates, retained B Share certificates, sale advices, cheques in respect of the Single B Share Dividend and/or B Shares purchased under the Initial Repurchase Offer as appropriate and cheques for fractional entitlements, and CREST accounts credited with the proceeds	Monday 5 June

Notes:

This timetable only applies to owners of Existing Ordinary Shares. If you are an ADS Holder please refer to Part 2 – ‘Expected Timetable for ADS Holders’ on page 8 of the US Supplemental Memorandum.

References to time in this document are to London time.

ScottishPower reserves the right to change any of the above times or dates, in which event the revised times and/or dates will be notified to Shareholders by an announcement on the Regulatory News Service of the London Stock Exchange.

All events in the above timetable following Admission are conditional upon Admission.

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Part 3

Completing your Election Form

Your Election Form (marked Return of Cash Election Form) is enclosed with this document. Shareholders electing through CREST should not complete an Election Form but instead should refer to paragraphs 3 and 4 of Part 9 of this document.

Shareholders wishing to receive the Single B Share Dividend on all of their B Shares need NOT complete or return the Election Form. The Single B Share Dividend will be paid automatically on all B Shares registered in a Shareholder’s name at 6 pm on 19 May 2006 (the “B Share Record Date”) in respect of which the Shareholder has not elected for the other alternatives.

The following instructions set out what you should do when completing your Election Form. Any decisions you reach should be based on the information contained in this document.

References to Boxes refer to the boxes indicated on the Election Form.

Name(s) of Shareholder(s)

The Election Form shows the name of the holder, or names of joint holders, of B Shares for which an election can be made. When the Election Form is completed the Shareholder, or all joint Shareholders, need to sign the Election Form (in Part 2) and these signatures need to be witnessed (the witness must be over 18 years of age and cannot be the Shareholder or one of the joint Shareholders, although one person could separately witness the signature of all joint Shareholders).

Number of shares held

The Election Form shows the number of Ordinary Shares held on the date printed in Box A. If you do not buy, sell or transfer any Ordinary Shares between this date and 6 pm on 12 May 2006 and do not buy, sell or transfer any B Shares between 8 am on 15 May 2006 and the B Share Record Date, then the number of B Shares that you will hold at the B Share Record Date and may make an election for will be this number divided by three and rounded down to the nearest whole number. This number appears in Box B. If you do buy, sell or transfer any Ordinary Shares or B Shares you should take care to ensure that your election is in respect of the number of B Shares that will be registered in your name(s) on the B Share Record Date.

TO CHOOSE ONE ALTERNATIVE FOR ALL OF YOUR B SHARES:

To choose Alternative 1:    the Single B Share Dividend for all of your B Shares you need take no further action. You need not complete and return the Election Form. If you do not return the Election Form, you will receive the Single B Share Dividend payment on all of the B Shares registered in your name(s) on the B Share Record Date.

To choose Alternative 2:    the Initial Repurchase Offer for all of your B Shares you should mark an ‘X’ in Box 2.

To choose Alternative 3:    the Future Repurchase Offers for all of your B Shares you should mark an ‘X’ in Box 3.

TO SPLIT YOUR B SHARES BETWEEN MORE THAN ONE ALTERNATIVE:

Enter, in numbers, the number of B Shares you wish to be subject to the Single B Share Dividend in Box 1, the number of B Shares you wish to be subject to the Initial Repurchase Offer in Box 2 and the number of B Shares you wish to retain for Future Repurchase Offers in Box 3.

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The following is the default position where Election Forms are incorrectly completed:

If you enter a number or numbers in Boxes 1 to 3, which in total exceed your holding of B Shares on the B Shares Record Date, or if you mark an ‘X’ in more than one box, or if you mark an ‘X’ in one or more Boxes and enter a number or numbers in any other Boxes, your election will be disregarded to that extent in the following order:

•	first, your election (if any) in respect of Alternative 3: the Future Repurchase Offers;

•	second, your election (if any) in respect of Alternative 2: the Initial Repurchase Offer; and

•	third, your election (if any) in respect of Alternative 1: the Single B Share Dividend.

If you enter a number or numbers in Boxes 1 to 3, which in total is less than your holding of B Shares on the B Share Record Date, the balance of your holding will receive Alternative 1: the Single B Share Dividend.

Final instructions on completing your Election Form:

Once completed, signed and witnessed the Election Form should be returned in the reply-paid envelope provided. No stamps will be needed if posted in the UK. To be valid, Election Forms must be returned by 4.30 pm on 19 May 2006. If you do not use the envelope provided, the Election Form should be sent to Lloyds TSB Registrars, Princess House, 1 Suffolk Lane, London EC4R 0AX (postage will be payable).

If you need assistance in completing the Election Form or have any queries relating to it, you should telephone the Shareholder helpline on 0870 600 3999 (or +44 121 415 7075 if calling from outside the UK) between 8 am and 6 pm on any Business Day. Please note that the Shareholder helpline will not provide advice on the merits of the Return of Cash or give any financial or tax advice.

Registered ADS Holders should complete a separate ADS Holder Election Form, which should have been sent to them with this document and the US Supplemental Memorandum, which contains important information in respect of the Return of Cash. Any registered ADS Holders who do not receive an ADS Holder Election Form or a copy of the US Supplemental Memorandum should contact the US Information Agent on 1-866-214-7591 (toll free, if telephoning in the United States) or +1-201-680-6630 (collect, from outside the United States) to obtain copies. ADS Holders who hold through a bank, broker or other nominee should refer to the procedures of that entity to make their elections.

ScottishPower will determine all questions as to the form and validity (including time of receipt) of any Election Form, in its discretion, which determination shall be final and binding. ScottishPower also reserves the absolute right to waive any defect or irregularity in relation to, or the receipt of, an Election Form completed by or on behalf of any Shareholder, and such determination will be binding on such Shareholder. None of ScottishPower, Lloyds TSB Registrars or any other person will be under any duty to give notification of any defect or irregularity in any Election Form or incur any liability for failure to give any such notification.

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Part 4

Details of the Return of Cash

1.    Return of Cash

The Return of Cash consists of the Capital Reorganisation (see paragraph 2 below) and the B Share Alternatives (see paragraphs 3, 4 and 5 below).

Conditions to the implementation of the Return of Cash

The Return of Cash is conditional on:

(i)	the approval by Shareholders of the resolution to be proposed at the EGM; and

(ii)	Admission.

If these conditions are not satisfied by 8 am on 15 May 2006 or such later time and/or date as the Directors may determine, no New Ordinary Shares or B Shares will be created and the Return of Cash will not take effect.

2.    Capital Reorganisation

Reclassification of Existing Ordinary Shares into B Shares

It is proposed to reclassify one in every three Existing Ordinary Shares held by each Shareholder at the Record Date into a B Share. No fractional B Shares will be created.

The B Shares will carry the right to a non-cumulative preferential dividend and have limited voting rights as more fully set out in Part 6 of this document.

Holders of Existing Ordinary Shares whose holdings are registered in CREST will automatically have any B Shares credited to their CREST account.

Applications will be made for the B Shares to be admitted to the Official List and to trading on the London Stock Exchange’s main market for listed securities, with dealings expected to commence on 15 May 2006. The Company will apply for the B Shares to be admitted to CREST with effect from Admission so that general market transactions in the B Shares may be settled within the CREST system.

Share Capital Consolidation

The remaining Existing Ordinary Shares in each holding will be consolidated and subdivided so that Shareholders will receive 1.1905 New Ordinary Shares for every Existing Ordinary Share they own following the Reclassification.

So, for example, a Shareholder who holds 100 Existing Ordinary Shares on the Record Date would receive 33 B Shares as a result of the Reclassification (100 divided by three and rounded down to the nearest whole number). The remaining 67 Existing Ordinary Shares held by him are multiplied by 1.1905 to calculate the number of New Ordinary Shares he will receive. This equals 79.8 New Ordinary Shares. No fractions are being issued (see below) so the Shareholder would receive 79 whole New Ordinary Shares and may be entitled to cash in respect of the fractional entitlement. Amounts of less than £3 will be retained for the benefit of the Company.

The intention of the Share Capital Consolidation is that, subject to market movements, the share price of one New Ordinary Share immediately after Admission should be approximately equal to the share price of one Existing Ordinary Share immediately beforehand. Other Company data (such as earnings and dividends per share) should also be comparable before and after the Return of Cash. The ratio used has been set by reference to the closing middle market price of 586.5 pence per Existing Ordinary Share on 30 March 2006 (the latest practicable date prior to the publication of this document).

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The effect of the Capital Reorganisation will be to reduce the number of issued ordinary shares to reflect the return of £3.60 per B Share to Shareholders, but Shareholders will own the same proportion of ScottishPower as they did previously, subject to fractional entitlements.

The Share Capital Consolidation will take place immediately after the Reclassification has occurred and the Company’s register of members has been duly updated.

New Ordinary Shares will be traded on the London Stock Exchange in the same way as Existing Ordinary Shares and will be equivalent in all material respects to the Existing Ordinary Shares, including their dividend, voting and other rights. New Ordinary Share certificates will be issued following the Capital Reorganisation.

Holders of Existing Ordinary Shares whose holdings are registered in CREST will automatically have any New Ordinary Shares credited to their CREST account.

Applications will be made for the New Ordinary Shares to be admitted to the Official List and to trading on the London Stock Exchange’s main market for listed securities, with dealings expected to commence at 8 am on 15 May 2006. The Company will apply for the New Ordinary Shares to be admitted to CREST with effect from Admission so that general market transactions in the New Ordinary Shares may be settled within the CREST system.

Fractional entitlements to New Ordinary Shares

The number of New Ordinary Shares a Shareholder will receive will be 1.1905 multiplied by the number of Existing Ordinary Shares held by the Shareholder (after giving effect to the Reclassification). As a result, most Shareholders will have a fractional entitlement to a New Ordinary Share following the Share Capital Consolidation. So, for example, a Shareholder having 100 Existing Ordinary Shares would, after the Capital Reorganisation, be entitled to 33 B Shares, 79 New Ordinary Shares and a fractional entitlement to 0.8 of a New Ordinary Share.

These fractional entitlements of all Shareholders will be aggregated and consolidated and subdivided into New Ordinary Shares and sold in the market on their behalf. The proceeds of sale will be paid pro rata to the relevant Shareholders. Cheques in respect of the proceeds of sale are expected to be despatched to relevant Shareholders or CREST accounts credited with the proceeds, as appropriate, together with certificates for New Ordinary Shares and B Shares, where applicable, on 5 June 2006.

Should the cash consideration for your fractional entitlement be less than £3, you will not receive a cheque in respect of that entitlement; rather, the proceeds will be retained by the Company.

3.    Single B Share Dividend

Shareholders may elect to receive a Single B Share Dividend of £3.60 per B Share in respect of all or some of the B Shares registered in their name on the B Share Record Date.

To elect for the Single B Share Dividend in respect of all of your B Shares you need take no further action and need not return your Election Form. To elect for the Single B Share Dividend in respect of some only of your B Shares you should follow the instructions in Part 3 of this document.

Once the Single B Share Dividend is declared, those B Shares on which the Single B Share Dividend has been declared will be converted into Deferred Shares, with the Shareholder receiving one Deferred Share for each such B Share. The Deferred Shares will not be listed, may not be transferred (other than with the written consent of the Directors or on an acquisition by the Company), will not confer any rights to the B Share Continuing Dividend, will carry extremely limited rights as more fully described in Part 7 of this document and will have negligible value.

14    ScottishPower

The Company may acquire all Deferred Shares then in issue at any time for no consideration. If the Company acquires the Deferred Shares, this will be treated as a disposal of the Deferred Shares by Shareholders. Any Deferred Shares so acquired by the Company will be cancelled.

Shareholders should carefully read Part 8 ‘United Kingdom taxation in relation to the Return of Cash’ of this document, including, in particular, paragraph 2, before deciding whether to elect for the Single B Share Dividend.

It is expected that Shareholders receiving the Single B Share Dividend will be sent cheques or, if mandate instructions are held, their bank accounts credited in respect of such Single B Share Dividend on 5 June 2006 (or such later date as the Directors may determine). No share certificates will be issued in respect of the B Shares on which the Single B Share Dividend is paid, nor in respect of the Deferred Shares. Deferred Shares cannot be held in CREST, so any Deferred Shares to which Shareholders are entitled following declaration of the Single B Share Dividend will not be credited to Shareholders’ CREST accounts.

4.    Repurchase Offers

Shareholders may elect to have all or some of their B Shares repurchased under the Initial Repurchase Offer or to hold all or some of their B Shares for repurchase through the Future Repurchase Offers that are expected to be made.

Any B Shares repurchased by the Company will be cancelled and will not be held as treasury shares.

Initial Repurchase Offer

Under the Initial Repurchase Offer, Shareholders may elect to have all or some of the B Shares registered in their name on the B Share Record Date purchased by Morgan Stanley or UBS, acting as agent for ScottishPower, on 22 May 2006, at £3.60 per B Share, free of all dealing expenses and commissions. The Initial Repurchase Offer may be withdrawn or terminated if either of the conditions are not satisfied by 8 am on 15 May 2006 (or such other time and/or date as the Directors may determine). It may also be extended at any time or from time to time (without an obligation to do so, other than as may be required by applicable law). Any proposed extension, withdrawal or termination of the Initial Repurchase Offer will be publicly announced no later than 9 am on the Business Day following the occurrence of the event giving rise to the extension, withdrawal or termination.

To elect for the Initial Repurchase Offer in respect of all or some of your B Shares registered in your name at on the B Share Record Date you must complete Box 2 and sign Part 2 of your Election Form.

Shareholders should carefully read Part 8 ‘United Kingdom taxation in relation to the Return of Cash’ of this document, including, in particular, paragraph 3, before deciding whether to elect for the Initial Repurchase Offer.

It is expected that Shareholders whose B Shares are repurchased will be sent cheques and sale advices in respect of such purchase on 5 June 2006 (or such later date as the Directors may determine). No share certificates will be issued in respect of B Shares that are purchased under the Initial Repurchase Offer.

Future Repurchase Offers

Shareholders may elect to retain all or some of their B Shares which will carry the right to receive a non-cumulative preferential dividend (on a notional value of £3.60 pence per B Share) at a rate of 75% of 12 month LIBOR per annum. This B Share Continuing Dividend will be payable annually in arrears on 28 May or such later date as the Directors may determine (or if such a date is not a Business Day, the next Business Day). The Company intends to fix the record date for payment of the Continuing B Share Dividend in each year in advance of the effective date of any Future Repurchase Offer made in that year.

ScottishPower    15

Shareholders should carefully read Part 8 ‘United Kingdom taxation in relation to the Return of Cash’ of this document, including, in particular, paragraph 4, before deciding whether to elect for the Future Repurchase Offers.

It is expected that the Future Repurchase Offers will be made by Morgan Stanley and/or UBS, as agent for ScottishPower, on or around 29 May in each of the years 2007 to 2011 inclusive, although this is dependent (among other things) on the passing of an annual shareholder resolution and on the Company having sufficient distributable reserves for the repurchases. Pursuant to the Final Repurchase Offer, expected to be made by Morgan Stanley and/or UBS as agent for ScottishPower on or around 29 May 2011, ScottishPower will appoint an agent to sell any outstanding B Shares to the Company, on behalf of the holders of such B Shares.

To elect to retain all or some of your B Shares you should complete Box 3 and sign Part 2 of your Election Form.

There can be no assurance that an active market for B Shares will develop or be sustained.

5.    Terms of the Initial Repurchase Offer

The following terms will apply to the Initial Repurchase Offer:

(i)	no contract will arise in relation to the sale and purchase of any B Shares, or under which ScottishPower may (subject to conditions or otherwise) become entitled or obliged to repurchase any B Shares, until Morgan Stanley and/or UBS make the Initial Repurchase Offer as agent for ScottishPower, which is expected to be by way of an announcement through the Regulatory News Service of the London Stock Exchange on 22 May 2006;

(ii)	the Election Form and all contracts resulting therefrom will be governed by and construed in accordance with English law. Execution by or on behalf of a Shareholder of an Election Form constitutes their submission, in relation to all matters arising out of or in connection with such form and the exercise of the powers of the agent elected thereunder, to the exclusive jurisdiction of the English courts;

(iii)	execution by or on behalf of a Shareholder of an Election Form will irrevocably appoint ScottishPower and/or any director of ScottishPower as attorney for the Shareholder with authority to exercise all rights, powers and privileges attached to the B Shares and to do all acts and things and to execute all such deeds and other documents as such attorney shall consider necessary to accept the Initial Repurchase Offer;

(iv)	upon execution of the Election Form the Shareholder represents and warrants that he or she has full power and authority to tender, sell, assign and transfer the B Shares to which the Initial Repurchase Offer and the Election Form relate and that ScottishPower will acquire such B Shares free and clear from all liens, charges, restrictions, claims, equitable interests and encumbrances. In addition, by execution of the Election Form the Shareholder (i) agrees that he or she will do all other things and execute any additional documents which may be necessary or, in the opinion of ScottishPower, desirable to effect the repurchase of the B Shares by ScottishPower and/or to perfect any of the authorities expressed to be given under the Election Form and (ii) acknowledges that ScottishPower shall not have any liability whatsoever to such Shareholder in respect of acts done or omitted to be done by it on behalf of such Shareholder in connection with the instructions given to it by such Shareholder pursuant to the Election Form or otherwise in relation to the Initial Repurchase Offer; and

(v)	no authority conferred by or agreed to by execution of the Election Form shall be affected by, and all such authority shall survive, the death or incapacity of the Shareholder executing such form. All obligations of such Shareholder shall be binding upon the heirs, personal representatives, successors and assigns of such Shareholder.

16    ScottishPower

6.    Withdrawal rights

Shareholders should note that any election relating to the B Share Alternatives or tenders of B Shares may be withdrawn by Shareholders at any time prior to the end of the Election Period. If an election is validly withdrawn, the Shareholder may make a new election within the Election Period, but if a new valid election is not made by the end of the Election Period, they will be deemed to have elected for Alternative 1. After the end of the Election Period, any election or tender is irrevocable. If the Election Period is extended, withdrawal rights will also be extended. If there is a delay in accepting for payment or paying for B Shares, or if it is not possible to accept for payment or pay for B Shares as provided, for any reason, then, without prejudice to the rights of ScottishPower under the Return of Cash, Lloyds TSB Registrars will retain all B Shares tendered, and such B Shares may not be withdrawn, subject to Rule 13e-4(f)(5) under the Exchange Act, which provides that the issuer making the offer shall either pay the consideration offered, or return the tendered securities, promptly after the termination or withdrawal of the offer.

Shareholders wishing to withdraw their election, whether their B Shares are held in CREST or otherwise, must firstly telephone the Shareholder helpline for further information by calling 0870 600 3999 (or +44 121 415 7075 if calling from outside the UK) between 8 am and 6 pm on any Business Day and, if wishing to re-elect in respect of the B Share Alternatives, request a replacement Election Form or receive instructions on how to re-elect through CREST.

For a withdrawal of B Shares to be effective, an original notice of withdrawal signed by the person(s) who signed the relevant Election Form must:

(i)	be received by post or (during normal business hours only) by hand at Lloyds TSB Registrars by 4.30 pm on 19 May 2006; and

(ii)	specify the name(s) of the person(s) who tendered the B Shares to be withdrawn and the number of B Shares to be withdrawn.

In the case of elections made through a financial intermediary, upon receipt of a valid notice of withdrawal, the Company will cause Lloyds TSB Registrars to take any actions required to be taken by it to permit the removal of the block on the withdrawn shares. Shareholders should contact the financial institution through which they tendered their B Shares to determine what actions, if any, the financial institution may need to take to assure the removal of the block on the withdrawn B Shares.

Withdrawals may not be rescinded and B Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Initial Repurchase Offer. However, withdrawn B Shares may be retendered again at any time prior to the end of the Election Period.

ScottishPower will determine all questions as to the form and validity (including time and place of receipt) of any notice of withdrawal, in their discretion, which determination shall be final and binding. ScottishPower also reserves the absolute right to waive any defect or irregularity in the withdrawal of B Shares by any Shareholder, and such determination will be binding on such Shareholder. None of ScottishPower, Lloyds TSB Registrars or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

7.    Non-United Kingdom Shareholders

Shareholders who are not resident in the United Kingdom or who are citizens, residents or nationals of other countries should consult their professional advisers to ascertain whether the Return of Cash (including, as may be relevant in each case, the holding or disposal of the B Shares and/or the Deferred Shares) will be subject to any restrictions or require compliance with any formalities imposed

ScottishPower    17

by the laws or regulations of, or any body or authority located in, the jurisdiction in which they are resident or to which they are subject. In particular, it is the responsibility of any Shareholder not resident in the United Kingdom or a citizen, resident or national of another country wishing to receive the Single B Share Dividend or have B Shares purchased or otherwise dispose of any shares in ScottishPower to satisfy himself as to full observance of the laws of each relevant jurisdiction in connection with the Return of Cash, including the obtaining of any government, exchange control or other consents which may be required, or the compliance with other necessary formalities needing to be observed and the payment of any issue, transfer or other taxes or duties in such jurisdiction.

The distribution of this document in certain jurisdictions may be restricted by law. Persons into whose possession this document comes should inform themselves about and observe any such restrictions. Neither this document nor any other document issued or to be issued by or on behalf of ScottishPower in connection with the creation or purchase of B Shares or the Single B Share Dividend constitutes an invitation, offer or other action on the part of ScottishPower in any jurisdiction in which such invitation, offer or other action is unlawful.

Each Overseas Shareholder by whom, or on whose behalf, an Election Form is executed irrevocably represents, warrants, undertakes and agrees to and with ScottishPower, UBS and Morgan Stanley that such Shareholder has observed the laws of all relevant territories, obtained any requisite governmental or other consents, complied with all requisite formalities and paid any issue, transfer or other taxes due from such Shareholder in connection with any receipt or transfer of B Shares or election for any of the B Share Alternatives in any territory and such Shareholder has not taken or omitted to take any action which may result in ScottishPower, UBS or Morgan Stanley or any other persons acting in breach of the legal or regulatory requirements of any territory in connection with the Return of Cash or such Shareholder’s receipts or transfer of B Shares or acceptance of any of the B Share Alternatives.

If the Company is advised that it would or might be in breach of legal or regulatory requirements in any jurisdiction, or that ScottishPower, UBS or Morgan Stanley would or might be required to make filings or take any other action in any jurisdiction as a result of an election made pursuant to an Election Form by a Shareholder who has a registered address in any overseas jurisdiction or who is a citizen, resident or a national of a country outside the UK, such Shareholder shall be deemed to have elected to receive the Single B Share Dividend (unless the Company otherwise determines in its absolute discretion).

8.    Extraordinary General Meeting

An EGM will be held at 10.30 am on 4 May 2006. The EGM notice is set out in Part 11 of this document.

You will find enclosed with this document a Form of Proxy for use in respect of the EGM.

Whether or not you intend to be present at the EGM, you are requested to complete and sign the Form of Proxy and return it, in accordance with the instructions printed on it, by post or (during normal business hours only) by hand to Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA to arrive as soon as possible and, in any event, no later than 10.30 am on 2 May 2006. Completion and return of the Form of Proxy will not prevent you from attending the EGM and voting in person should you wish to do so.

If you are an ADS Holder, you will receive an ADS Voting Instruction Card from the Depositary or your financial intermediary. If ADS Holders wish to attend the EGM in person, they should follow the procedures set out in the ADS Voting Instruction Card or contact their financial intermediary.

18    ScottishPower

9.    Share certificates

From Admission of the New Ordinary Shares your Existing Ordinary Share certificate will no longer be valid. New Ordinary Share certificates will only be issued following the Share Capital Consolidation. It is therefore important that, if you hold certificates in respect of your Existing Ordinary Shares, you retain them for the time being until New Ordinary Share certificates are despatched, which is expected to be on 5 June 2006. Following this date, the certificates in respect of the Existing Ordinary Shares can be destroyed. Share certificates are despatched to Shareholders at their own risk.

For Shareholders wishing to hold any New Ordinary Shares and B Shares through the CREST system, the relevant CREST accounts are expected to be credited at 8 am on 15 May 2006. Shareholders holding New Ordinary Shares and B Shares through the CREST system will not receive any share certificates.

No share certificates will be issued by the Company in respect of any B Shares on which a Single B Share Dividend is paid, in respect of any B Shares purchased pursuant to the Initial Repurchase Offer nor in respect of any Deferred Shares.

10.    Amendments to the Articles of Association

A number of consequential amendments to the Articles of Association are required in order to implement the Return of Cash. These amendments are set out in Part 6 and Part 7 of this document.

11.    ScottishPower Share Schemes

Participants in the ScottishPower Employee Share Ownership Plan (under which the Existing Ordinary Shares to which they are beneficially entitled are held in trust on their behalf) will be able to participate in the Return of Cash by choosing one or more of the B Share Alternatives. The resulting B Shares and New Ordinary Shares may continue to be held in the trust and will be subject to the same terms as the Existing Ordinary Shares which they replace including, where relevant, the same holding period and forfeiture provisions.

Participants in the Annual Incentive Deferred Share Programme are the registered holders of Existing Ordinary Shares and entitled to dividends and voting rights on those shares but are subject to minimal restrictions on their ability to sell these shares. The Remuneration Committee has determined that participants should be encouraged to observe the same restrictions on sale in respect of their New Ordinary Shares and B Shares as for their Existing Ordinary Shares.

Participants in the ScottishPower Share Schemes (other than the ScottishPower Employee Share Ownership Plan and the Annual Incentive Plan Deferred Share Programme) who hold options or awards to acquire Ordinary Shares or ADSs will not participate in the Return of Cash. The Board does not propose to make any adjustment to the number of Ordinary Shares or ADSs over which options or awards may be exercised, nor to the price at which the Ordinary Shares or ADSs may be acquired on exercise of such options and awards, because the Capital Reorganisation will itself provide an appropriate value adjustment.

Separate letters are being sent to participants in the ScottishPower Share Schemes to explain the impact of the Return of Cash on their participation in the schemes.

As the Capital Reorganisation will result in a reduced number of New Ordinary Shares as compared to Existing Ordinary Shares, awards and grants of options under the ScottishPower Share Schemes will

ScottishPower    19

represent a larger proportion of the issued share capital following the Return of Cash than they do currently. As at 29 March 2006 (being the latest practicable date prior to publication of this document), the total number of options under the ScottishPower Share Schemes outstanding to subscribe for Existing Ordinary Shares was 35,890,752.

12.    Effect of the Return of Cash on the Convertible Bonds

ScottishPower Finance (Jersey) Limited, a wholly-owned subsidiary of the Company, incorporated in Jersey, has issued US$700,000,000 4% step-up perpetual subordinated convertible bonds (the “Convertible Bonds”). The Convertible Bonds are convertible into fully paid 4% exchangeable redeemable preference shares of ScottishPower Finance (Jersey) Limited which are guaranteed by and which will be exchangeable immediately upon issue for Ordinary Shares in ScottishPower.

The Exchange Price (which is currently £4.60) at which the Convertible Bonds may be converted into Ordinary Shares will be adjusted as a result of the Return of Cash. The extent of the adjustment will be determined following the Reclassification and Share Capital Consolidation by reference to the issued share capital of the Company, the market value of the Ordinary Shares and the amount of the Return of Cash and will be announced by the Company. However, based on the market value of the Ordinary Shares as at 30 March 2006 (the latest practicable date prior to the publication of this document) and the details of the Capital Reorganisation, the Company does not currently expect that the amount of the adjustment to the Exchange Price will be significant.

As the Capital Reorganisation will result in a reduced number of New Ordinary Shares as compared to Existing Ordinary Shares, the conversion rights attached to the Convertible Bonds (before any adjustment to the Exchange Price) will represent a larger proportion of the issued share capital following the Return of Cash than they do currently.

13.    Dealings and despatch of documents

The Return of Cash will be made by reference to holdings of Existing Ordinary Shares on the register of members as at the Record Date and by reference to holdings of B Shares on the B Share register of members as at the B Share Record Date, as appropriate.

It is expected that dealings and settlement within the CREST system of the Existing Ordinary Shares will continue until the Record Date when, in the case of Existing Ordinary Shares held in certificated form, the register of members will be closed for transfers and no further transfers of Existing Ordinary Shares will be able to be made. The registration of uncertificated holdings in respect of the Existing Ordinary Shares will be ‘disabled’ in CREST on the Record Date.

The Company expects to despatch on 5 June 2006 definitive share certificates in respect of the New Ordinary Shares held in certificated form and in respect of any B Shares which have not been purchased under the Initial Repurchase Offer, nor have been or are to be converted into Deferred Shares. From Admission of the New Ordinary Shares, certificates in respect of the Existing Ordinary Shares will no longer be valid. Share certificates are despatched to Shareholders at their own risk.

It is expected that Shareholders who hold their Existing Ordinary Shares through the CREST system will, on Admission, have their CREST accounts credited with the New Ordinary Shares and B Shares.

Temporary documents of title will not be issued and, pending despatch of definitive share certificates, transfers of New Ordinary Shares held in certificated form and of any B Shares which are not to be or

20    ScottishPower

have not been purchased under the Initial Repurchase Offer nor have been or are to be converted into Deferred Shares will be certified against the register held by Lloyds TSB Registrars.

It is expected that cheques in respect of B Shares purchased under the Initial Repurchase Offer, Single B Share Dividends and any fractional entitlements, will be despatched to relevant Shareholders or relevant Shareholders will have their CREST accounts credited with the proceeds, as appropriate, on 5 June 2006. Cheques are despatched to Shareholders at their own risk.

Morgan Stanley and UBS will act as market makers in the B Shares and, subject to the relief granted by the SEC, may effect sales and purchases of B Shares from the date of the Initial Repurchase Offer.

14.    Summary explanation of the resolution to be put to the EGM

The resolution to be proposed at the EGM is a special resolution and, as such, will be passed if at least 75 per cent. of the votes cast are in favour. In accordance with ScottishPower’s Articles of Association, the resolution will be voted on a poll. A summary of the paragraphs comprising the resolution follows below:

(a)	this paragraph sets out the procedure by which the Directors intend to reclassify one in every three Existing Ordinary Shares held by a Shareholder on the Record Date into B Shares;

(b)	this paragraph subdivides and consolidates the remaining Existing Ordinary Shares into New Ordinary Shares. All fractional entitlements which arise will be aggregated and sold on behalf of the Shareholders entitled to them with net proceeds of sale, in excess of £3 per holding, paid in due proportion to them. The proceeds of sale from fractional entitlements not exceeding £3 will be retained by the Company;

(c)	this paragraph subdivides and consolidates all authorised but unissued Existing Ordinary Shares into New Ordinary Shares;

(d)	this paragraph gives authority for market purchases by the Company of B Shares at a maximum price of £3.60;

(e)	this paragraph subdivides and consolidates the authorised but unissued share capital of the Company which is divided into B Shares and/or Deferred Shares after the repurchase or acquisition by the Company of B Shares and/or Deferred Shares into authorised but unissued New Ordinary Shares;

(f)	this paragraph proposes the amendments to the Company’s Articles of Association in order to incorporate the terms of the B Shares and the Deferred Shares;

(g)	this paragraph proposes the amendment of the Directors’ existing authority to allot new shares, granted at the Company’s annual general meeting in 2005, to take account of the reduced issued ordinary share capital of the Company and to comply with investor guidelines. The authority as amended would extend to New Ordinary Shares which represents approximately one-third of the New Ordinary Shares expected to be held by Shareholders following the Return of Cash and 22% of the issued share capital of the Company as at 29 March 2006, being the latest practicable date prior to publication of this document. The Company does not currently hold any treasury shares. The terms of the original authority provided for this power to last until 22 July 2006 or, if earlier, the date of the Company’s annual general meeting in 2006;

(h)

this paragraph proposes the amendment to the Directors’ existing powers to allot equity securities without the application of pre-emption rights under section 89 of the Companies Act 1985, granted at the Company’s annual general meeting in 2005, to take account of the reduced issued ordinary share capital of the Company and to comply with investor guidelines. The amended resolution will cover pro rata issues up to the limit referred to in (g) above and other non-pro rata

ScottishPower    21

issues over 74,255,340 shares, representing approximately five % of the New Ordinary Shares expected to be held by Shareholders following the Return of Cash; and

(i)	this paragraph proposes the amendment to the Company’s existing authority to make market purchases of its ordinary shares, granted at the Company’s annual general meeting in 2005, to take account of the reduced issued ordinary share capital of the Company and to comply with investor guidelines.

The statements made by the Directors in the notice of annual general meeting dated 1 June 2005 regarding exercise of the authorities referred to in paragraphs (g) to (i) remain the case as at the date of this document.

16.    Arrangements in respect of the ScottishPower pension schemes

In connection with the Return of Cash, ScottishPower has reached agreement with the trustees of the ScottishPower Pension Scheme, the ScottishPower Group Final Salary Lifeplan and the Manweb Group Section of the Electricity Supply Pension Scheme to make special contributions to each scheme in order to fund the FRS17 deficit (as at 31 December 2005) in respect of each scheme over a period of up to five years.

ScottishPower has made an aggregate lump sum contribution of £28 million during March 2006 into the relevant schemes. On completion of the Return of Cash to Shareholders, an aggregate lump sum contribution of £100 million will be made to the relevant schemes and four further aggregate annual payments of £13.2 million will be made to the relevant schemes commencing on 31 March 2007, subject to an FRS17 deficit continuing in those schemes at each due payment date.

ScottishPower has received a clearance statement from the Pensions Regulator that it would not be reasonable to impose liability for a contribution notice on the applicants to the clearance application in respect of the proposed Return of Cash.

22    ScottishPower

Part 5

Pro forma financial information

Pro forma statement of net assets

The unaudited consolidated pro forma statement of net assets set out below has been prepared to illustrate the effect of the sale of PacifiCorp and Return of Cash on the consolidated net assets of the Group had the sale of PacifiCorp and Return of Cash taken place as at 31 December 2005. The information, which is produced for illustrative purposes only, by its nature addresses a hypothetical situation and, therefore, does not represent the Group’s actual financial position or results. The unaudited pro forma statement of net assets is compiled on the basis set out below.

	ScottishPower net assets at 31 December 2005 £m (1)	Adjustment PacifiCorp net assets at 31 December 2005 £m (2)	Adjust- ment £m (3)	Adjust- ment £m (4)	Adjust- ment £m (5)	Adjust- ment £m (6)	Pro forma net assets of the Group following the sale and return of cash £m
Non-current assets
Intangible assets
– Goodwill	100.9	—	—	—	—	—	100.9
– Other intangible assets	170.0	—	—	—	—	—	170.0
Property, plant and equipment	5,341.2	—	—	—	—	—	5,341.2
Investments accounted for using the equity method	128.7	—	—	—	—	—	128.7
Derivative financial instruments	755.8	—	—	(30.8)	—	—	725.0
Finance lease receivables	127.7	—	—	—	—	—	127.7

Non-current assets	6,624.3	—	—	(30.8)	—	—	6,593.5

Current assets
Inventories	334.8	—	—	—	—	—	334.8
Trade and other receivables	1,727.7	—	—	—	—	—	1,727.7
Derivative financial instruments	867.9	—	—	—	—	—	867.9
Finance lease receivables	16.0	—	—	—		—	16.0
Cash and cash equivalents	742.8	—	2,861.7	(111.3)	(100.4)	(2,250.0)	1,142.8
Assets held for sale	7,511.9	(7,476.6)	—	(35.3)	—	—	—

Current assets	11,201.1	(7,476.6)	2,861.7	(146.6)	(100.4)	(2,250.0)	4,089.2

Total assets	17,825.4	(7,476.6)	2,861.7	(177.4)	(100.4)	(2,250.0)	10,682.7

Current liabilities
Loans and other borrowings	(140.0)	—	—	—	—	—	(140.0)
Obligations under finance leases	(10.3)	—	—	—	—	—	(10.3)
Derivative financial instruments	(363.1)	—	—	—	—	—	(363.1)
Trade and other payables	(1,538.9)	—	—	—	—	—	(1,538.9)
Current tax liabilities	(362.6)	—	—	—	—	—	(362.6)
Short-term provisions	(21.9)	—	(2.3)	—	—	—	(24.2)
Liabilities held for sale	(4,925.2)	4,925.2	—	—	—	—	—

Current liabilities	(7,362.0)	4,925.2	(2.3)	—	—	—	(2,439.1)

Non-current liabilities
Loans and other borrowings	(3,510.0)	—	—	—	—	—	(3,510.0)
Obligations under finance leases	(62.9)	—	—	—	—	—	(62.9)
Derivative financial instruments	(573.9)	—	—	193.3	—	—	(380.6)
Retirement benefit obligations	(200.9)	(10.0)	—	—	100.4	—	(110.5)
Deferred tax liabilities	(797.8)	3.8	—	(15.9)	—	—	(809.9)
Long-term provisions	(39.3)	—	(31.3)	—	—	—	(70.6)
Deferred income	(481.1)	—	—	—	—	—	(481.1)

Non-current liabilities	(5,665.9)	(6.2)	(31.3)	177.4	100.4	—	(5,425.6)

Total liabilities	(13,027.9)	4,919.0	(33.6)	177.4	100.4	—	(7,864.7)

Net assets	4,797.5	(2,557.6)	2,828.1	—	—	(2,250.0)	2,818.0

ScottishPower    23

Notes

1.	The net assets of the ScottishPower Group at 31 December 2005 have been extracted without material adjustment from the published unaudited accounts of ScottishPower for the nine months ended 31 December 2005.

2.	The net assets of PacifiCorp at 31 December 2005 have been extracted from the published unaudited accounts of ScottishPower for the nine months ended 31 December 2005 after adjusting for:

a.	As disclosed in Part 4 of ScottishPower’s circular to Shareholders dated 30 June 2005, under the terms of the Stock Purchase Agreement, certain pension obligations in respect of some former employees of businesses that were previously sold by PacifiCorp and some current employees who have remained with the ScottishPower Group following the disposal of PacifiCorp.

b.	Certain treasury derivative financial instruments relating to PacifiCorp which have been settled at completion and included within adjustment 4 below.

3.	As disclosed in Part 4 of ScottishPower’s circular to Shareholders dated 30 June 2005, under the terms of the Stock Purchase Agreement and as subsequently amended on 21 March 2006, net proceeds from the disposal is comprised as follows.

£m
Proceeds of $5,109 million for the equity of PacifiCorp	2,970.4
Expenses of $94 million	(54.7)
Investment of additional equity of $109.7 million in PacifiCorp between 31 December 2005 and the date of disposal	(63.8)
Dividends received from PacifiCorp of $16.8 million between 31 December 2005 and the date of disposal	9.8

Net proceeds from disposal	2,861.7

On 21 March 2006, ScottishPower, ScottishPower Holdings, Inc. and MidAmerican entered into an amendment agreement to the Stock Purchase Agreement pursuant to which MidAmerican has agreed to release ScottishPower from indemnities and warranties other than those relating to corporate taxes and environmental issues in return for a $40 million reduction in certain payments due to be made by PacifiCorp to ScottishPower.

As disclosed in Part 4 of ScottishPower’s circular to Shareholders dated 30 June 2005, under the terms of the Stock Purchase Agreement, the ScottishPower Group is required to make payments to MidAmerican of $4.0 million per annum for a period of 25 years. For the purposes of the pro forma statement of net assets, a discounted provision of £33.6 million has been recognised in respect of this contractual commitment. The element of this provision due in less than one year, being £2.3 million, has been included in short-term provisions, and the balance of £31.3 million, within long-term provisions.

4.	Adjustment to reflect the settlement of certain ScottishPower treasury derivative financial instruments, principally being used by the Group to hedge the exchange rate exposure associated with the net assets of PacifiCorp.

5.	As disclosed in Part 4 of this document special contributions to each pension scheme will be made in order to reduce the pension deficit on completion of the Return of Cash. This adjustment reflects only those special contributions which will be made on the Return of Cash.

6.	Adjustment to reflect the proposed Return of Cash to Shareholders, as disclosed in Part 1.

7.	Where necessary balances have been translated from US$ to £ using the exchange rate of £1=$1.72 prevailing at 31 December 2005.

8.	No adjustments have been made in the above unaudited pro forma statement of net assets to reflect trading or other transactions of ScottishPower or PacifiCorp since 31 December 2005 other than in relation to the additional equity investment and dividends noted above.

24    ScottishPower

PricewaterhouseCoopers LLP

Kintyre House

209 West George Street

Glasgow G2 2LW

The Directors

Scottish Power plc

1 Atlantic Quay

Glasgow

G2 8SP

UBS Limited

1 Finsbury Avenue

London

EC2M 2PP

Morgan Stanley & Co. Limited

25 Cabot Square

Canary Wharf

London

E14 4QA

31 March 2006

Dear Sirs

Scottish Power plc (the “Company”)

We report on the pro forma net asset statement set out in Part 5 of the Company’s Circular dated 31 March 2006 which has been prepared on the basis described, for illustrative purposes only, to provide information about how the disposal of PacifiCorp and proposed return of cash to shareholders might have affected the financial information presented on the basis of the accounting policies adopted by the Company in preparing the financial statements for the period ended 31 December 2005. This report is required by item 7 of Annex II of the PD Regulation and is given for the purpose of complying with that PD Regulation and for no other purpose.

Responsibilities

It is the responsibility of the directors of the Company to prepare the pro forma net asset statement in accordance with item 20.2 of Annex I of the PD Regulation and item 13.5.31 of the Listing Rules of the UK Listing Authority.

It is our responsibility to form an opinion, as required by item 7 of Annex II of the PD Regulation and the Listing Rules on the pro forma net asset statement as to the proper compilation of the proforma financial information and to report our opinion to you.

In providing this opinion we are not updating or refreshing any reports or opinions previously made by us on any financial information used in the compilation of the pro forma net asset statement, nor do we accept responsibility for such reports or opinions beyond that owed to those to whom those reports or opinions were addressed by us at the dates of their issue.

ScottishPower    25

Basis of opinion

We conducted our work in accordance with the Standards for Investment Reporting issued by the Auditing Practices Board in the United Kingdom. The work that we performed for the purpose of making this report, which involved no independent examination of any of the underlying financial information, consisted primarily of comparing the unadjusted financial information with the source documents, considering the evidence supporting the adjustments and discussing the pro forma net asset statement with the directors of the Company.

We planned and performed our work so as to obtain the information and explanations we considered necessary in order to provide us with reasonable assurance that the pro forma financial information has been properly compiled on the basis stated and that such basis is consistent with the accounting policies of the Company.

Our work has not been carried out in accordance with auditing standards or other standards and practices generally accepted in the United States of America or auditing standards of the Public Company Accounting Oversight Board (United States) and accordingly should not be relied upon as if it had been carried out in accordance with those standards and practices.

Opinion

In our opinion:

(a)	the pro forma net asset statement has been properly compiled on the basis stated; and
(b)	such basis is consistent with the accounting policies of the Company.

Yours faithfully

PricewaterhouseCoopers LLP

Chartered Accountants

26    ScottishPower

Part 6

Rights and restrictions attached to the B Shares

The following sets out the amendments which are proposed to be made to the Articles of Association of the Company under the resolution to be proposed at the EGM in respect of the rights and restrictions attached to the B Shares.

‘Article 168 Rights and Restrictions attached to the B Shares

(A)    Election Form

(a)	Together with a circular to shareholders dated 31 March 2006 (the ‘Circular’) holders of ordinary shares were sent a form of election relating to the B Shares (the ‘Election Form’) under which they could elect in relation to any B Shares held by them to (i) receive the Single B Share Dividend (as defined below); (ii) accept an offer by an agent on behalf of the Company to purchase the B Shares (the ‘Initial Repurchase Offer’); or (iii) retain B Shares and receive the B Share Continuing Dividend (as defined below).

(b)	Holders of B Shares who have not returned a duly completed Election Form by 6 pm on 19 May 2006 (or such later time and/or date as the Directors may determine) electing (revocably until that time) to accept the Initial Repurchase Offer or to retain their B Shares and receive the B Share Continuing Dividend will be deemed instead to have elected to receive the Single B Share Dividend (as described in Article 168(B) below) in relation to each B Share held by them.

(c)	The Directors may, if they so determine in their absolute discretion, accept an Election Form which is received after the relevant time or which is not correctly completed or returned. The Directors may, in addition, if they so determine in their absolute discretion, treat any other document or action as a valid Election Form or as the completion or delivery of a valid Election Form, as the case may be.

(B)    Income

(a)	Out of the profits available for distribution, a single dividend of £3.60 per B Share (the ‘Single B Share Dividend’) shall be payable to holders of B Shares on the register of members of B Shares at 6 pm on 19 May 2006 (or such later time and/or date as the Directors may determine) who have validly elected or are deemed pursuant to Article 168(A)(b) above or in accordance with the Circular and the Election Form to have elected to receive the Single B Share Dividend in respect of such B Shares registered in their name at such date and time.

(b)	Such dividend shall, if declared, become payable on 22 May 2006 or such later date as the Directors may determine (the ‘Single Dividend Date’). Each B Share in respect of which such dividend is declared shall immediately be automatically converted into a deferred share of 50 pence nominal value with the rights and restrictions described in Article 168(H) (a ‘Deferred Share’).

(c)	Out of the profits available for distribution in respect of each financial year or other accounting period of the Company, the holders of the B Shares who have elected to retain their B Shares or in accordance with the Circular and the Election Form are deemed to have elected to retain their B Shares shall be entitled, in priority to any payment of dividend or other distribution to the holders of any ordinary shares and before profits are carried to reserves, to be paid a non-cumulative preferential dividend (the ‘B Share Continuing Dividend’) at such annual rate on a value of £3.60 per B Share as is calculated in accordance with Articles 168(B)(e) and 168(B)(f) below rounded down to the nearest 1/10 penny.

(d)

The first B Share Continuing Dividend will be in respect of the period commencing on the Single Dividend Date as defined under Article 168(B)(b), and is to be paid in arrears on 28 May 2007 (or such later date in 2007 as the Directors may determine) and thereafter, such dividend will be paid (without having to be declared) annually in arrears on 28 May (or such later date as the Directors may determine) in each year or, if any such date would otherwise fall on a date which is not a

ScottishPower    27

Business Day (as defined below) it shall be postponed to the next day which is a Business Day (without any interest or payment in respect of such delay being charged) (each, a ‘Payment Date’).

(e)	Each twelve month period ending on 28 May is called a ‘Calculation Period’. The annual rate applicable to each Calculation Period shall be 75 per cent of 12 month LIBOR for the Calculation Period in question which appears on the display designated as page ISDA on Reuters (or such other page or service as may replace it or have replaced it for the purpose of displaying London inter-bank offered rates of leading banks for pounds sterling deposits as determined by the Company), at or about 11 am (London time) on the first Business Day of such Calculation Period.

(f)	If the offered rate so appearing is replaced by the corresponding rates of more than one bank then Article 168(B)(e) above shall be applied, with any necessary consequential changes, to the arithmetic mean (rounded upward, if necessary, to the nearest 1/16 per cent) of the rates (being at least two) which so appear, as determined by the Company. If for any other reason such offered rate does not so appear, or if the relevant page is unavailable, the Company will request each of the banks whose offered rates would have been used for the purposes of the relevant page, if the event leading to the application of this Article 168(B)(f) had not happened, through its principal London office to provide the Company with its offered quotation to leading banks for pounds sterling deposits in London for the Calculation Period concerned as at 11 am (London time) on the first Business Day of such Calculation Period.

The rate for such Calculation Period shall be the arithmetic mean (rounded upward, if necessary, to the nearest 1/16 per cent) of such quotations (or of such of them, being at least two, as are so provided), as determined by the Company.

(g)	In this paragraph, the expression ‘Business Day’ means a day upon which pounds sterling deposits may be dealt in on the London inter-bank market and commercial banks are generally open in London; and ‘non-cumulative’ in relation to the B Share Continuing Dividend means that the dividend payable on each Payment Date is payable out of the profits of the Company available for distribution in respect of the accounting reference period in which the Payment Date falls (including any reserves representing profits made in previous accounting reference periods) without any right in the case of a deficiency to resort to profits made in subsequent accounting reference periods.

(h)	Payments of the B Share Continuing Dividend under Article 168(B)(d) shall be made to holders on the Company’s relevant register on a date selected by the Directors, being not less than 15 days nor more than 42 days (or, in default of selection by the Directors, on the date falling 15 days) prior to the relevant Payment Date.

(i)	The holders of the B Shares shall not be entitled to any further right of participation in the profits of the Company.

(j)	All B Share Continuing Dividends payable on the B Shares which are unclaimed for a period of 12 years from the date of due payment shall be forfeited and shall revert to the Company.

(C)    Capital

(a)	Except as provided in Article 168(F) below, on a return of capital on winding-up (excluding any intra-group reorganisation on a solvent basis), the holders of the B Shares shall be entitled, in priority to any payment to the holders of ordinary shares, to £3.60 per B Share held by them, together with a sum equal to the relevant proportion of the B Share Continuing Dividend (if any) under Article 168(B)(c) which would have been payable, if the winding-up had taken effect on the last day of the then current Calculation Period, the relevant proportion being the number of days from and including the preceding Payment Date (or, if the date of such winding-up is prior to 22 May 2006, the Single Dividend Date) to, but excluding, the date of such winding-up, divided by 365.

(b)	The aggregate entitlement of each holder of B Shares on a winding-up in respect of all of the B Shares held by him shall be rounded up to the nearest whole penny.

28    ScottishPower

(c)	On a winding up, the holders of the B Shares shall not be entitled to any further right of participation in the profits or assets of the Company in excess of that specified in Article 168(C)(a) above. If on such a winding-up the amounts available for payment are insufficient to cover in full the amounts payable on the B Shares, the holders of such shares will share rateably in the distribution of assets (if any) in proportion to the full preferential amounts to which they are entitled.

(d)	The holders of the B Shares shall not be entitled to any further right of participation in the assets of the Company.

(D)    Attendance and voting at general meetings

(a)	The holders of the B Shares shall not be entitled, in their capacity as holders of such shares, to receive notice of any general meeting of the Company nor to attend, speak or vote at any such general meeting unless:

(i)	the business of the meeting includes the consideration of a resolution for the winding-up (excluding any intra-group reorganisation on a solvent basis) of the Company, in which case the holders of the B Shares shall have the right to attend the general meeting and shall be entitled to speak and vote only on any such resolution; or

(ii)	at the date of the notice convening the meeting, the B Share Continuing Dividend has remained unpaid for six months or more from the relevant Payment Date, in which case the holders of the B Shares shall have the right to attend the general meeting and shall be entitled to speak and vote on all resolutions.

(b)	Whenever the holders of the B Shares are entitled to vote at a general meeting of the Company, on a show of hands every holder thereof who (being an individual) is present in person or (being a corporation) by a representative shall have one vote, and on a poll every such holder shall have one vote per B Share.

(E)    Company’s right to purchase

(a)	Subject to the provisions of the 1985 Act and to compliance with applicable securities law and regulations but without the need to obtain the sanction of any resolution of the holders of the B Shares, the Company may at any time and at its sole discretion purchase B Shares (i) in the market or (ii) by tender available alike to all holders of B Shares or (iii) by private treaty, in each case at a price and upon such other terms and conditions as the Directors may think fit.

(b)	Subject to the provisions of the 1985 Act, and pursuant to the authority provided in Article 168(E)(a) above, the Company may, at any time after 14 May 2011, without obtaining the sanction of the holders of the B Shares:

(i)	appoint any person to execute on behalf of all the holders of the B Shares a transfer of all of the B Shares or any part thereof (and/or an agreement to transfer the same) to the Company or to such person as the Directors may determine, subject to the Company or such person (as the case may be) paying to the holders of the B Shares so transferred such amount as they would be entitled to under Article 168(C) were the Company to be wound up on such day; and

(ii)	cancel all or any B Shares so purchased by the Company in accordance with the 1985 Act; and

(iii)	in connection therewith, change the form of any B Shares held in uncertificated form to certificated form and cancel any relevant listing or trading of such B Shares (and the holders of the B Shares shall take, and the Company may on their behalf take, such steps as may be required in connection with such change of form or cancellation of listing).

ScottishPower    29

(F)    Class rights

(a)	The Company may from time to time create, allot and issue further shares, whether ranking pari passu with or in priority or subsequent to the B Shares. The creation, allotment or issue of any such further shares (whether or not ranking in any respect in priority to the B Shares) shall be treated as being in accordance with the rights attaching to the B Shares and shall not involve a variation of such rights for any purpose or require the consent of the holders of B Shares.

(b)	A reduction by the Company of the capital paid up or credited as paid up on the B Shares and the cancellation of such shares and, upon such reduction, the payment to the holders of the B Shares of the preferential amounts to which they would be entitled to under Article 168(C) were the Company to be wound up on the day that such reduction becomes effective (or the issue to the holders of the B Shares of new shares in any new holding company of the Company with substantially the same terms as the B Shares), shall be treated as being in accordance with the rights attaching to the B Shares and shall not involve a variation of such rights for any purpose or require the consent of the holders of the B Shares. For the avoidance of doubt, the deemed variation of class rights referred to in Article 8(B)(a) shall not apply to the B Shares. Without prejudice to the foregoing, the Company is authorised to reduce (or purchase shares in) its capital of any class or classes (subject to obtaining, as applicable, the consent of the holders of the ordinary shares and the confirmation of the Court in each case in accordance with the 1985 Act) and such reduction (or purchase) shall not involve a variation of any rights attaching to the B Shares for any purpose or require the consent of the holders of the B Shares. The holders of the B Shares shall not be entitled to participate in any capitalisation of profits or reserves by the Company and any such capitalisation shall not involve a variation of any rights attaching to the B Shares for any purpose or require the consent of the holders of the B Shares.

(c)	If at any time a currency other than pounds sterling is accepted as legal tender in the United Kingdom in place of or in addition to pounds sterling, the Directors shall be entitled, without the consent of holders of the ordinary shares or the B Shares, to make such arrangements and adjustments in respect of the method of calculation and payment of any of the entitlements of holders of B Shares under these Articles as the Directors consider necessary, fair and reasonable in the circumstances to give effect to the rights attaching to the B Shares, including (without limitation) in respect of the calculation and payment of the B Share Continuing Dividend, notwithstanding the fact of such acceptance. Any such arrangements and adjustments shall not involve a variation of any rights attaching to the B Shares for any purpose or require the consent of the holders of B Shares.

(G)    Deletion of Article 168(A)-(G) when no B Shares in existence

Article 168(A)-(G) shall remain in force until there are no longer any B Shares in existence whether by way of conversion into Deferred Shares, repurchase and cancellation, whichever is earlier, notwithstanding any provision in the Articles to the contrary. Thereafter Article 168(A)-(G) shall be and shall be deemed to be of no effect (save to the extent that the provisions of Article 168(A)-(G) are referred to in other Articles) and shall be deleted and replaced with the wording ‘Article 168(A)-(G) has been deleted’, and the separate register for the holders of B Shares shall no longer be required to be maintained by the Company; but the validity of anything done under Article 168(A)-(G) before that date shall not otherwise be affected and any actions taken under Article 168(A)-(G) before that date shall be conclusive and shall not be open to challenge on any grounds whatsoever.

30    ScottishPower

Part 7

Rights and restrictions attached to the Deferred Shares

The following sets out the amendments which are proposed to be made to the Articles of Association of the Company under the resolution to be proposed at the EGM in respect of the rights and restrictions attached to the Deferred Shares.

(H)    Deferred Shares

(a)    Income

The Deferred Shares shall confer no right to participate in the profits of the Company.

(b)    Capital

On a return of capital on a winding-up (excluding any intra-group re-organisation on a solvent basis) there shall be paid to the holders of the Deferred Shares the nominal capital paid up or credited as paid up on such Deferred Shares after:

(i)	firstly, paying to the holders of the B Shares £3.60 per B Share held by them together with any outstanding entitlement to the B Share Continuing Dividend up to the Payment Date last preceding the return of capital; and

(ii)	secondly, paying to the holders of the ordinary shares the nominal capital paid up or credited as paid up on the ordinary shares held by them respectively, together with the sum of £100,000 on each ordinary share.

The holders of the Deferred Shares shall not be entitled to any further right of participation in the assets of the Company.

(c)    Attendance and voting at general meetings

The holders of the Deferred Shares shall not be entitled to receive notice of any general meeting of the Company or to attend, speak or vote at any such meeting.

(d)    Form

The Deferred Shares shall not be listed on any stock exchange nor shall any share certificates be issued in respect of such shares. The Deferred Shares shall not be transferable except in accordance with Article 168(H)(f) below or with the written consent of the Directors.

(e)    Class rights

The Company may from time to time create, allot and issue further shares, whether ranking pari passu with or in priority or subsequent to the Deferred Shares, and on such creation, allotment or issue any such further shares (whether or not ranking in any respect in priority to the Deferred Shares) shall be treated as being in accordance with the rights attaching to the Deferred Shares and shall not involve a variation of such rights for any purpose or require the consent of the holders of the Deferred Shares.

A reduction by the Company of the capital paid up or credited as paid up on the Deferred Shares and the cancellation of such shares shall be treated as being in accordance with the rights attaching to the Deferred Shares and shall not involve a variation of such rights for any purpose or require the consent of the holders of the Deferred Shares. For the avoidance of doubt, the deemed

ScottishPower    31

variation of class rights referred to in Article 8(B)(a) shall not apply to the Deferred Shares. Without prejudice to the foregoing, the Company is authorised to reduce (or purchase shares in) its capital of any class or classes (subject to obtaining, as applicable, the consent of the holders of the ordinary shares and the confirmation of the Court in each case in accordance with the 1985 Act) and such reduction (or purchase) shall not involve a variation of any rights attaching to the Deferred Shares for any purpose or require the consent of the holders of the Deferred Shares.

(f)    Transfer

The Company may at any time (and from time to time), subject to the provisions of the 1985 Act, without obtaining the sanction of the holder or holders of the Deferred Shares:

(i)	appoint any person to execute on behalf of any holder of Deferred Shares a transfer of all of the Deferred Shares or any part thereof (and/or an agreement to transfer the same) to the Company or to such person as the Directors may determine (whether or not an officer of the Company), and any such transfer shall be for no consideration; and

(ii)	cancel all or any of the Deferred Shares so acquired by the Company in accordance with the 1985 Act.

(I)    Deletion of Article 168(H)-(I) when no Deferred Shares in existence

Article 168(H)-(I) shall remain in force until there are no longer any Deferred Shares in existence, whichever is earlier, notwithstanding any provision in the Articles to the contrary. Thereafter Article 168(H)-(I) shall be and shall be deemed to be of no effect (save to the extent that the provisions of Article 168(H)-(I) are referred to in other Articles) and shall be deleted and replaced with the wording ‘Article 168(H)-(I) has been deleted’, and the separate register for the holders of Deferred Shares shall no longer be required to be maintained by the Company; but the validity of anything done under Article 168(H)-(I) before that date shall not otherwise be affected and any actions taken under Article 168(H)-(I) before that date shall be conclusive and shall not be open to challenge on any grounds whatsoever.

32    ScottishPower

Part 8

United Kingdom taxation in relation to the Return of Cash

The following summary is intended only as a general guide to current United Kingdom tax legislation and to what is understood to be the current practice of HM Revenue & Customs (“HMRC”), in each case as at the date of this document. It summarises the position of Shareholders who (unless the position of non-resident Shareholders is expressly referred to) are resident and (in the case of individuals) ordinarily resident in the United Kingdom for tax purposes and who hold their Existing Ordinary Shares as an investment. It does not deal with the position of certain classes of Shareholders, such as dealers in securities and insurance companies, trusts and persons who have acquired their Existing Ordinary Shares by reason of their or another’s employment. The position of certain US tax resident ADS Holders is summarised in the US Supplemental Memorandum. The position of certain Shareholders who are US taxpayers is summarised in a separate booklet entitled “Certain US Federal Income Tax Considerations in relation to the Return of Cash.” Participants in any of the ScottishPower Share Schemes are referred to the separate information which is being sent to them.

The summary relates solely to Shareholders who hold Existing Ordinary Shares, participate in the Reclassification and the Share Capital Consolidation, receive B Shares and New Ordinary Shares and then participate in the Single B Share Dividend, the Initial Repurchase Offer, a Future Repurchase Offer and/or the Final Repurchase Offer. In particular, it does not apply to purchasers of B Shares.

Proposed changes to the Finance Act 1996 were announced in the recent Budget (see Budget Note BN18), whereby Shareholders who are subject to corporation tax and who hold (or are taken to hold) their B Shares for a tax avoidance purpose could be taxed under the loan relationship rules in respect of their B Shares. The extent of those changes is unclear and Shareholders who might be affected should consult their professional advisers.

Shareholders who are in any doubt as to their tax position in relation to any aspect of the proposals, or who are subject to tax in a jurisdiction other than the United Kingdom, should consult a professional adviser immediately.

1.    Reclassification and Share Capital Consolidation

The Reclassification and the Share Capital Consolidation should each be treated as a “reorganisation” for the purposes of UK taxation of chargeable gains (“CGT”), so that a Shareholder should be entitled to roll-over relief in respect of the Reclassification and the Share Capital Consolidation. Accordingly, a Shareholder should not be treated as making a disposal of his Existing Ordinary Shares for the purposes of CGT as a result of the Reclassification or the Share Capital Consolidation, and the New Ordinary Shares and B Shares that he receives following these steps should be treated as the same asset (and as having been acquired at the same time) as the Existing Ordinary Shares. The base cost of the New Ordinary Shares and the B Shares should therefore be calculated by apportioning the base cost of the Existing Ordinary Shares between the New Ordinary Shares and the B Shares by reference to their respective market values on the first day of dealings in those shares.

Generally, if there is a sale on a Shareholder’s behalf of fractional entitlements to New Ordinary Shares resulting from the Share Capital Consolidation, that sale should not normally in practice constitute a part disposal of Existing Ordinary Shares for that Shareholder. Instead, a Shareholder should in practice deduct the proceeds of any such sale of any fractional entitlements from the base cost of the New Ordinary Shares.

ScottishPower    33

2.    Alternative 1: Single B Share Dividend

Withholding Tax

ScottishPower will not be required to withhold tax at source when paying the Single B Share Dividend.

Tax on Receipt of Single B Share Dividend: Individuals

For an individual Shareholder who is resident in the United Kingdom for United Kingdom tax purposes and who is liable to income tax at no more than the basic rate (including taking into account the receipt of the Single B Share Dividend), the tax credit attributable to the Single B Share Dividend should satisfy in full that individual Shareholder’s liability to income tax on the Single B Share Dividend.

For such an individual Shareholder who is liable to income tax at the higher rate (including taking into account the receipt of the Single B Share Dividend), the related tax credit will not fully satisfy that individual Shareholder’s liability to income tax on the Single B Share Dividend and the Shareholder will have to account for additional tax equal to 25% of the cash received to the extent that the Single B Share Dividend, when treated as the top slice of that Shareholder’s income, falls above the threshold for higher rate income tax.

Companies and Tax Exempt Shareholders

A corporate Shareholder resident in the United Kingdom for tax purposes will generally not be subject to corporation tax on the Single B Share Dividend nor will such Shareholder be entitled to claim repayment of the tax credit attaching to the Single B Share Dividend.

A United Kingdom resident Shareholder who is not liable to United Kingdom tax on dividends (such as a pension fund or a charity) will not be entitled to claim repayment of the tax credit attaching to the Single B Share Dividend.

CGT

For the purposes of CGT, the receipt of the Single B Share Dividend and the consequent conversion of the B Shares into Deferred Shares should not be treated as giving rise to a disposal or part disposal of the B Shares.

As summarised above, a proportion of the base cost, for CGT purposes, of a Shareholder’s original holding of Existing Ordinary Shares will be attributed to the B Shares and this amount is expected to continue to be attributed to those B Shares following their conversion into Deferred Shares (notwithstanding that the Deferred Shares have limited rights and value). Correspondingly, only a proportion of the base cost of the original holding of Existing Ordinary Shares will be available on a disposal of New Ordinary Shares.

A capital loss should generally be available to individual Shareholders who dispose of Deferred Shares. A Shareholder which is liable to corporation tax should note that it is possible that section 30 of the Taxation of Chargeable Gains Act 1992 could apply when it disposes of the Deferred Shares. In that event the consideration, if any, actually received on a disposal (including acquisition by ScottishPower) of the Deferred Shares would be treated for the purposes of corporation tax on chargeable gains as increased by such amount as is just and reasonable having regard to the payment of the Single B Share Dividend.

34    ScottishPower

Sale or Purported Sale of the Deferred Shares

The terms of the Deferred Shares will not permit the transfer of any Deferred Shares, other than an acquisition by ScottishPower for no consideration or with the written consent of the Directors. A Shareholder who purports to sell or to agree to sell the Deferred Shares should obtain his own professional advice as to the impact (if any) of such purported sale or agreement for sale on the tax treatment of the Single B Share Dividend. ScottishPower has been advised that the disposal by Deferred Shares on acquisition by ScottishPower for no consideration should not be a sale for tax purposes.

3.    Alternative 2: Initial Repurchase Offer

No part of the proceeds received by a Shareholder on a sale of B Shares pursuant to the Initial Repurchase Offer should be an income distribution in the Shareholder’s hands.

However, on a sale pursuant to the Initial Repurchase Offer of all or any of the B Shares, a Shareholder may, depending on his individual circumstances, realise a chargeable gain or an allowable loss and may be subject to CGT on the amount of any chargeable gain realised. Any gain will be measured by reference to the excess of the repurchase price over the Shareholder’s base cost for the B Shares repurchased (determined as outlined under “Reclassification and Share Capital Consolidation” above).

The amount of CGT, if any, payable by an individual Shareholder in relation to the chargeable gain described in the previous paragraph will depend on his personal tax position, including on the availability of any allowable losses accruing in that year of assessment or carried forward from earlier years and the annual allowance of tax-free gains. Taper relief may be available to reduce chargeable gains (and indexation allowance may be available in respect of any deemed period of ownership before April 1998).

A corporate Shareholder will generally be taxable on the whole of any chargeable gain realised on a sale of B Shares pursuant to the Initial Repurchase Offer after deduction of any available allowable losses. Taper relief is not available to a corporate Shareholder. However, a corporate Shareholder is entitled to indexation allowance up to the date the chargeable gain is realised.

Certain categories of Shareholders, such as pension funds, charities, authorised unit trusts, open-ended investment companies and investment trusts will generally not be subject to United Kingdom tax on any chargeable gain realised.

4.    Alternative 3: Future Repurchase Offer and Final Repurchase Offer

The B Share Continuing Dividend received following an election not to receive the Single B Share Dividend or to participate in the Initial Repurchase Offer will be subject to United Kingdom tax in the Shareholder’s hands in the same way as the Single B Share Dividend (described under “Alternative 1: Single B Share Dividend” above).

If a Shareholder subsequently disposes of his B Shares under a Future Repurchase Offer (including the Final Repurchase Offer), the treatment outlined above under “Alternative 2: Initial Repurchase Offer” is expected to apply.

5.    Disposal of New Ordinary Shares or of B Shares other than pursuant to the Future Repurchase Offer or Final Repurchase Offer

On a subsequent disposal of the whole or part of a Shareholder’s holding of New Ordinary Shares or (otherwise than by way of a sale of B Shares pursuant to a Future Repurchase Offer or the Final Repurchase Offer) of B Shares, a Shareholder may, depending on his circumstances, be subject to CGT on the amount of any chargeable gain realised. Please refer to “Reclassification and Share Capital

ScottishPower    35

Consolidation” above for details of the manner in which the Shareholder’s allowable expenditure is allocated as between the New Ordinary Shares and the B Shares.

6.    Section 703 Income and Corporation Taxes Act 1988 (“Taxes Act”)

You should be aware of an anti-avoidance provision, section 703 Taxes Act, which HMRC may seek to apply where they have reason to believe that a person obtains a tax advantage in consequence of certain transactions in securities. No clearance has been sought from HMRC that it will not apply section 703 in relation to Shareholders who receive B Shares on the Reclassification and subsequently receive the proceeds of a sale pursuant to the Initial Repurchase Offer, a Future Repurchase Offer or the Final Repurchase Offer, or receive the Single B Share Dividend. Subject to the following sentence, in the opinion of ScottishPower and its taxation advisers, the proposal is such that section 703 Taxes Act should generally not apply to Shareholders who receive either the Single B Share Dividend or the relevant repurchase proceeds. However, Shareholders who are within the scope of the Corporation Tax (Treatment of Unrelieved Surplus Advance Corporation Tax) Regulations 1999 (the “ACT Regulations”) should note that the possible application of section 703 Taxes Act may prevent the treatment of the Single B Share Dividend as franked investment income for the purposes of the ACT Regulations.

7.    Section 215 Taxes Act

The Company has obtained clearance under section 215 Taxes Act in relation to the Return of Cash.

8.    Stamp Duty and Stamp Duty Reserve Tax

The statements below summarise the current position and are intended as a general guide only to United Kingdom stamp duty and stamp duty reserve tax (“SDRT”). Special rules apply to agreements made by certain market intermediaries. Certain categories of person (such as depositories and clearance services and their nominees or agents) may be liable to stamp duty or SDRT at a higher rate than that referred to below.

No stamp duty or SDRT will be payable by a Shareholder on the Reclassification or the Share Capital Consolidation.

Where a Shareholder elects for the Initial Repurchase Offer or a Future Repurchase Offer (including the Final Repurchase Offer), the acquisition of the relevant B Shares by ScottishPower will give rise to a liability to stamp duty, which will be paid by ScottishPower, at a rate of 0.5% of the consideration given by ScottishPower (rounded up to the nearest multiple of £5).

An agreement to sell New Ordinary Shares or B Shares will normally give rise to a liability on the purchaser to SDRT, at the rate of 0.5% of the actual consideration paid. If an instrument of transfer of the New Ordinary Shares or the B Shares is subsequently produced it will generally be subject to stamp duty at the rate of 0.5% (rounded up to the nearest multiple of £5) of the actual consideration paid. When such stamp duty is paid, the SDRT charge will generally be cancelled and any SDRT already paid will generally be refunded.

Similarly, a transfer of New Ordinary Shares or B Shares effected on a paperless basis through CREST will generally be subject to SDRT at the rate of 0.5% of the actual consideration paid.

Any Shareholder who is in any doubt as to his tax position, who requires more detailed information than the general outline given above or who is subject to tax in a jurisdiction other than the United Kingdom, should consult his professional advisers immediately.

36    ScottishPower

Part 9

Additional information

1.    Summary of the rights and restrictions attaching to the New Ordinary Shares

The rights and restrictions attaching to the New Ordinary Shares will be set out in the Articles of Association of the Company and will be substantially the same as those attaching to the Existing Ordinary Shares. These may be summarised, as regards income, return of capital and voting, as follows:

Income: Subject to the payment of the B Share Continuing Dividend on the B Shares, the holders of the New Ordinary Shares shall be entitled to be paid any further profits of the Company available for distribution and determined to be distributed. Any dividend payable on the New Ordinary Shares which has remained unclaimed for 12 years from the date when it became due for payment shall, if the Directors so resolve, be forfeited and shall cease to remain owing by the Company.

Capital: On a return of capital on a winding-up (excluding any intra-group reorganisation on a solvent basis) after paying such sums as may be due in priority to the holders of any other class of shares in the capital of the Company (including the B Shares) any further such amount shall be paid to the holders of the New Ordinary Shares rateably according to the amounts paid up or credited as paid up in respect of each New Ordinary Share.

Voting: The holders of the New Ordinary Shares shall be entitled in respect of their holding of such shares to receive notice of any general meeting of the Company and to attend and vote at any such general meeting. At any such meeting, on a show of hands, every holder of New Ordinary Shares present in person shall have one vote and every such holder present in person or by proxy shall upon a poll have one vote for every New Ordinary Share of which he is the holder.

2.    Form

The New Ordinary Shares and the B Shares are not renounceable and will be transferable by an instrument of transfer in usual or common form. The New Ordinary Shares and the B Shares will be in registered form. The Company will apply for the New Ordinary Shares and the B Shares to be admitted to CREST with effect from Admission. Accordingly, settlement of transactions in the New Ordinary Shares and the B Shares may take place within the CREST system in respect of general market transactions.

3.    CREST

For the purposes of dealings and settlement in CREST, the B Shares will be designated as ‘interim B Shares’ under the ISIN GB00B125RP34 for the period from Admission (expected to be on 15 May 2006) until the Single B Share Dividend is declared and the Initial Repurchase Offer is made (expected to be on 22 May 2006). During this period CREST holders will have their accounts credited with ‘interim B Shares’ to allow them to elect electronically through the CREST system. From 22 May 2006, the B Shares will, for the purposes of dealings and settlement in CREST, be designated as ‘B Shares’ and will be quoted in the Daily Official List under the ISIN GB00B125RQ41.

Accordingly, on 22 May 2006 those CREST holders who have elected to retain B Shares will have their CREST accounts credited with the ‘B Shares’ under the new ISIN GB00B125RQ41.

If the Existing Ordinary Shares to which any election made on the enclosed Election Form relates are currently held in certificated form and are subsequently dematerialised into CREST before 4.30 pm on 12 May 2006 (or such later time and/or date as the Directors may determine), any instruction given by the submission of an Election Form will become ineffective. Shareholders who subsequently hold their B Shares in CREST will need to submit a valid TTE instruction in place of the submitted Election Form by 4.30 pm on 19 May 2006.

ScottishPower    37

If the Existing Ordinary Shares to which any TTE instruction relates are currently held in CREST and are subsequently rematerialised into certificated form before 4.30 pm on 12 May 2006 (or such later time and/or date as the Directors may determine), any TTE instruction given will become ineffective. Shareholders who subsequently hold their B Shares in certificated form will need to submit a valid Election Form bearing details of the new shareholding account by 4.30 pm on 19 May 2006. Election Forms can be obtained by telephoning Lloyds TSB Registrars on 0870 600 3999 (or if calling from outside the United Kingdom +44 121 415 7075) between 8 am and 6 pm on any Business Day.

4.    Electing in CREST

Electing for Alternative 1

Shareholders who hold B Shares in CREST who wish to elect for Alternative 1: Single B Share Dividend need take no action. CREST holders who do not return a TTE instruction will automatically receive the Single B Share Dividend payment on all of their B Shares.

Alternatively, if Shareholders who hold interim B Shares in CREST wish to elect for Alternative 1: Single B Share Dividend in respect of some or all of their B Shares, they should use the following procedure after their CREST accounts have been credited on 15 May 2006. The prescribed form of election is a TTE instruction which, on its settlement will have the effect of crediting a stock account of Lloyds TSB Registrars under the participant ID and the member account ID specified below, with the number of B Shares in respect of which you wish to elect for the Single B Share Dividend.

The TTE instruction must be properly authenticated in accordance with CRESTCo’s specifications and must contain, in addition to the other information that is required for settlement in CREST, the following details:

(i)	the number of interim B Shares to which the election for the Single B Share Dividend relates;

(ii)	the participant ID of the holder of the interim B Shares;

(iii)	the member account ID of the holder of the interim B Shares from which interim B Shares are to be debited;

(iv)	the participant ID of Lloyds TSB Registrars. This is 6RA17;

(v)	the member account ID of Lloyds TSB Registrars. This is BELECTDV;

(vi)	the ISIN of the interim B Shares. This is GB00B125RP34;

(vii)	the Intended Settlement Date. This must be by 4.30 pm on 19 May 2006;

(viii)	the corporate action number. This is allocated by CRESTCo and can be found by viewing the relevant corporate action details in CREST; and

(ix)	input with standard delivery instruction priority of 80.

In order for an uncertificated election to be valid, the TTE instruction must comply with the requirements as to authentication and contents set out above and must settle by 4.30 pm on 19 May 2006.

Electing for Alternative 2

Shareholders who hold interim B Shares in CREST who wish to elect for Alternative 2: Initial Repurchase Offer in respect of some or all of their B Shares should use the following procedure after their CREST accounts have been credited on 15 May 2006. The prescribed form of election is a TTE instruction which, on its settlement, will have the effect of crediting a stock account of Lloyds TSB Registrars under the participant ID and member account ID specified below, with the number of interim B Shares to be purchased.

The TTE instruction must be properly authenticated in accordance with CRESTCo’s specifications and must contain, in addition to the other information that is required for settlement in CREST, the following details:

(i)	the number of interim B Shares to which the election relates;

38    ScottishPower

(ii)	the participant ID of the holder of the interim B Shares;

(iii)	the member account ID of the holder of the interim B Shares from which interim B Shares are to be debited;

(iv)	the participant ID of Lloyds TSB Registrars. This is 6RA17;

(v)	the member account ID of Lloyds TSB Registrars. This is BELECTPU;

(vi)	the ISIN of the interim B Shares. This is GB00B125RP34;

(vii)	the Intended Settlement Date. This must be by 4.30 pm on 19 May 2006;

(viii)	the corporate action number. This is allocated by CRESTCo and can be found by viewing the relevant corporate action details in CREST; and

(ix)	input with standard delivery instruction priority of 80.

In order for an uncertificated election to be valid, the TTE instruction must comply with the requirements as to authentication and contents set out above and must settle by 4.30 pm on 19 May 2006.

CREST members and (where applicable) their CREST sponsors should note that the last time at which a TTE instruction may settle is 4.30 pm on 19 May 2006.

Electing for Alternative 3

Shareholders who hold B Shares in CREST who wish to elect for Alternative 3: Future Repurchase Offers in respect of all or some their B Shares should use the following procedure after their CREST accounts have been credited on 15 May 2006. The prescribed form of election is a TTE instruction which, on its settlement, will have the effect of crediting a stock account of Lloyds TSB Registrars under the participant ID and member account ID specified below, with the number of B Shares to be retained.

The TTE instruction must be properly authenticated in accordance with CRESTCo’s specifications and must contain, in addition to the other information that is required for settlement in CREST, the following details:

(i)	the number of interim B Shares to which the election relates;

(ii)	the participant ID of the holder of the interim B Shares;

(iii)	the member account ID of the holder of the interim B Shares from which interim B Shares are to be debited;

(iv)	the participant ID of Lloyds TSB Registrars. This is 6RA17;

(v)	the member account ID of Lloyds TSB Registrars. This is BELECTRT;

(vi)	the ISIN of the interim B Shares. This is GB00B125RP34;

(vii)	the Intended Settlement Date. This must be by 4.30 pm on 19 May 2006;

(viii)	the corporate action number. This is allocated by CRESTCo and can be found by viewing the relevant corporate action details in CREST; and

(ix)	input with standard delivery instruction priority of 80.

In order for an uncertificated election to be valid, the TTE instruction must comply with the requirements as to authentication and contents set out above and must settle by 4.30 pm on 19 May 2006.

CREST members and (where applicable) their CREST sponsors should note that the last time at which a TTE instruction may settle is 4.30 pm on 19 May 2006.

ScottishPower    39

5.    Securities law considerations in the United States relating to the B Shares

The B Shares resulting from the Reclassification have not been, and will not be, registered with the SEC under the Securities Act in reliance on the exemption from the registration requirements of the Securities Act provided by Section 3(a)(9) thereof.

B Shares resulting from the Reclassification should not be treated as “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act and Shareholders whose Existing Ordinary Shares are reclassified into B Shares in the Reclassification (other than “affiliates” as described in the paragraph below) may resell the B Shares without restriction under the Securities Act.

A person whose Existing Ordinary Shares will be reclassified into B Shares pursuant to the Reclassification and who is an affiliate of ScottishPower prior to or after the Reclassification may not resell such B Shares without registration under the Securities Act except pursuant to the applicable resale provisions of Rule 145(d) of the Securities Act or another applicable exemption from registration or in a transaction not subject to registration (including a transaction that satisfies the applicable requirements of Regulation S under the Securities Act). Whether a person is an affiliate of a company for purposes of the Securities Act depends on the circumstances but affiliates can include certain officers, directors and significant shareholders. Persons who believe they may be affiliates of ScottishPower should consult their own legal advisers prior to any sale of B Shares resulting from the Reclassification.

6.    Consent

UBS has given and has not withdrawn its written consent to the inclusion in this document of the references to its name in the form and context in which they appear.

Morgan Stanley has given and has not withdrawn its written consent to the inclusion in this document of the references to its name in the form and context in which they appear.

PricewaterhouseCoopers has given and has not withdrawn its written consent to the inclusion in this document of its report set out in Part 5 and the references thereto and to its name in the form and context in which they appear.

7.    Documents available for inspection

Copies of the following documents will be available for inspection during normal business hours on any weekday (public holidays excepted) at the registered office of ScottishPower, 1 Atlantic Quay, Glasgow G2 8SP and at the offices of Freshfields Bruckhaus Deringer, 65 Fleet Street, London EC4Y 1HS from the date of this document up to and including the date of the EGM and will also be available for inspection for at least 15 minutes prior to and during the EGM:

(i)	the Memorandum and Articles of Association of the Company together with the proposed amendments to the Articles of Association in consequence of the Return of Cash;

(ii)	the consent letters referred to in paragraph 6 of this Part 9;

(iii)	this document;

(iv)	the Prospectus; and

(v)	the US Supplemental Memorandum.

Date 31 March 2006

40    ScottishPower

Part 10

Definitions

Admission	the admission of B Shares and New Ordinary Shares to the Official List becoming effective in accordance with the Listing Rules and the admission to trading of such shares on the London Stock Exchange’s main market for listed securities becoming effective in accordance with the rules of the London Stock Exchange

ADSs	American Depositary Shares, each representing four Existing Ordinary Shares, evidenced by American Depositary Receipts

ADS Holder	holders of Existing ADSs or New ADSs and/or B Shares, as the context may require

ADS Voting Instruction Card	the voting card enclosed with the US Supplemental Memorandum, for use by ADS Holders in connection with the EGM

B Share Alternatives	the alternatives of the Single B Share Dividend, the Initial Repurchase Offer or the Future Repurchase Offers

B Share Continuing Dividend	the non-cumulative preferential dividend payable in relation to each B Share at a rate of 75% of 12 month LIBOR on the amount of £3.60 per B Share

B Shares	non-cumulative preference shares of 50 pence each in the capital of the Company

B Share Record Date	6 pm on 19 May 2006

Board or Directors	the board of directors of ScottishPower

Business Day	a day (other than a Saturday, Sunday or public holiday) on which pounds sterling deposits may be dealt in on the London inter-bank market and commercial banks are open for general business in London

Capital Reorganisation	the reorganisation of the Company’s share capital comprising the Reclassification and the Share Capital Consolidation

Companies Act or the 1985 Act	the Companies Act 1985, as amended

Company or ScottishPower	Scottish Power plc, registered in Scotland with company number SC193794

CREST	the relevant system (as defined in the Uncertificated Securities Regulations 2001) in respect of which CRESTCo Limited is the Operator (as defined in such regulations)

CRESTCo	CRESTCo Limited, the Operator of CREST

CREST Proxy Instruction	a properly authenticated CREST message appointing and instructing a proxy to attend and vote in the place of the Shareholder at the Extraordinary General Meeting and containing the information required to be contained therein by the CREST manual published by CRESTCo

Deferred Shares	the unlisted deferred shares, the rights and restrictions of which are set out in Part 7 of this document

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Deposit Agreement	the amended and restated deposit agreement between the Depositary, the Company and holders of American Depositary Receipts dated 1 May 2001

Depositary	JPMorgan Chase Bank, N.A., 4 New York Plaza, New York, New York 10004, United States, as depositary under the Deposit Agreement

Election Form	the form enclosed with this document by which a Shareholder may elect for the B Share Alternatives

Election Period	the period from 31 March 2006 until 4.30 pm on 19 May 2006, during which time Shareholders may make elections pursuant to the B Share Alternatives

Exchange Act	United States Securities Exchange Act of 1934 (as amended) and the rules and regulations promulgated thereunder

Existing ADSs	ADSs in existence prior to the Capital Reorganisation

Existing Ordinary Shares	issued ordinary shares of 50 pence each in the capital of the Company existing prior to the Capital Reorganisation

Extraordinary General Meeting or EGM	the Extraordinary General Meeting of the Company to be held at the Holiday Inn, Glasgow City-West, Bothwell Street, Glasgow G2 7EN at 10.30 am on 4 May 2006

Form of Proxy	the form of proxy enclosed with this document, for use by Shareholders in connection with the EGM

Final Repurchase Offer	the offers expected to be made by Morgan Stanley and UBS, each acting as agent for ScottishPower, to purchase B Shares on or about 29 May 2011 pursuant to which ScottishPower expects to purchase all of the B Shares outstanding on such date

Future Repurchase Offers	the offers expected to be made by Morgan Stanley and UBS, each acting as agent for ScottishPower, to purchase B Shares on or about 29 May in each of the years 2007 to 2011 (including the Final Repurchase Offer)

Group	ScottishPower plc and its subsidiaries

Initial Repurchase Offer	the initial offer by Morgan Stanley and UBS, each acting as agent for ScottishPower, to purchase B Shares expected to be made on 22 May 2006

ISIN	International Security Identification Number

Listing Rules	the listing rules made by the Financial Services Authority for the purposes of Part 6 of the Financial Services and Markets Act 2000, as amended

Lloyds TSB Registrars	the Company’s registrars, Lloyds TSB, The Causeway, Worthing, West Sussex BN99 6DA

London Stock Exchange	London Stock Exchange plc

MidAmerican	MidAmerican Energy Holdings Company

Morgan Stanley	Morgan Stanley & Co. Limited

New ADSs	following the Capital Reorganisation, the new ADSs of the Company, each representing four New Ordinary Shares, exchanged for Existing ADSs pursuant to the Deposit Agreement

42    ScottishPower

New Ordinary Shares	following the Capital Reorganisation, the new ordinary shares of 42 pence each in the capital of the Company

Official List	the official list maintained by the Financial Services Authority for the purposes of Part 6 of the Financial Services and Markets Act 2000, as amended

Ordinary Shares	Existing Ordinary Shares or New Ordinary Shares, as the context may require

Overseas Shareholder	A shareholder who is resident in, or a citizen of, a jurisdiction outside the United Kingdom

PacifiCorp	PacifiCorp, an Oregon corporation, previously owned by the Group and sold to MidAmerican on 21 March 2006

Prospectus	the prospectus of ScottishPower dated 31 March 2006 in respect of the B Shares

Record Date	6 pm on 12 May 2006 (or such other time or date as the Directors may determine)

Reclassification	the reclassification of one in every three of the Existing Ordinary Shares held by a holder on the Record Date into one B Share in the manner set out in paragraph (a) of the first special resolution in the notice convening the EGM set out at the end of this document

Repurchase Offer(s)	the Initial Repurchase Offer or the Future Repurchase Offers, as the context may require

Return of Cash	the transaction comprising the Capital Reorganisation and the B Share Alternatives

ScottishPower	Scottish Power plc, registered in Scotland with company number SC193794

ScottishPower Share Schemes	the ScottishPower Employee Share Ownership Plan, the ScottishPower Sharesave Schemes, the ScottishPower Long Term Incentive Plan, the ScottishPower Executive Share Option Plan 2001, the PPM Energy, Inc. Non Qualified Deferral Compensation Plan, the PPM Energy 401(k) Plan and the Annual Incentive Plan Deferred Share Programme

SEC	US Securities and Exchange Commission

Securities Act	United States Securities Act of 1933 (as amended) and the rules and regulations promulgated thereunder

Share Capital Consolidation	the subdivision and consolidation of the Existing Ordinary Shares in the manner set out in paragraph (b) of the special resolution in the notice convening the EGM set out at the end of this document

Shareholders	holders of Existing Ordinary Shares, New Ordinary Shares, Existing ADSs, New ADSs and/or B Shares, as the context may require

Single B Share Dividend	the dividend of £3.60 per B Share

ScottishPower    43

Stock Purchase Agreement	a Stock Purchase Agreement dated 23 May 2005 entered into between ScottishPower as Seller Parent, ScottishPower Holdings, Inc. (formerly PacifiCorp Holdings, Inc.) as Seller and Mid American as Buyer for the sale and purchase of all of the common stock of PacifiCorp, as amended

TTE Instruction	Transfer to Escrow instruction

12 month LIBOR	the rate for 12 month deposits in pounds sterling which appears on the display designated as page ISDA on Reuters (or such other page or service as may replace it for the purpose of displaying London inter-bank offered rates of leading banks for pounds sterling deposits as determined by the Company), at or about 11 am (London time) on the first Business Day of each B Share Continuing Dividend Calculation Period (as referred to in Part 6)

UK or United Kingdom	the United Kingdom of Great Britain and Northern Ireland

UKLA or UK Listing Authority	the Financial Services Authority acting in its capacity as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000, as amended

US or United States	the United States of America, its territories, possessions, any State of the United States of America and the District of Columbia

US Information Agent	Mellon Investor Services

US Supplemental Memorandum	the document prepared for ADS Holders to provide additional information regarding the Return of Cash that is relevant to them

44    ScottishPower

Part 11

Notice of Extraordinary General Meeting

Scottish Power plc

(the ‘Company’)

(registered in Scotland with company number SC193794)

Notice of Extraordinary General Meeting

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of the Company will be held at the Holiday Inn, Glasgow City-West, Bothwell Street, Glasgow G2 7EN at 10.30 am on 4 May 2006 to consider and, if thought fit, pass the following resolution as a special resolution:

THAT, conditional on the admission to the Official List of the Financial Services Authority and to trading on the London Stock Exchange plc’s main market for listed securities becoming effective (‘Admission’) by 8 am on 15 May 2006 (or such other time and/or date as the directors of the Company may determine) of non-cumulative preference shares of 50 pence each (the ‘B Shares’) and ordinary shares of 42 pence each (the ‘New Ordinary Shares’) having the rights and restrictions set out in the Articles of Association of the Company as proposed to be amended pursuant to paragraph (f) of this resolution:

(a)	one in every three of the existing issued ordinary shares of 50 pence in the capital of the Company (each an ‘Existing Ordinary Share’) held by each holder as shown in the register of members of the Company at 6 pm on 12 May 2006 (the ‘Record Date’) (or such other time and/or date as the Directors may determine) be and is hereby reclassified as one B Share, provided that no member shall be entitled to a fraction of a B Share;

(b)	following the reclassification referred to in paragraph (a) above and the updating of the register of members of the Company to reflect such reclassification, each remaining Existing Ordinary Share be and is hereby subdivided into 50 unclassified shares of one pence each and forthwith upon such subdivision every 42 shares of one pence each resulting from such subdivision be and are hereby consolidated into one New Ordinary Share of 42 pence, provided that no member shall be entitled to a fraction of a share and all fractional entitlements arising out of such subdivision and consolidation shall be aggregated into New Ordinary Shares (up to such number as will result in a whole number of New Ordinary Shares and any balance remaining unconsolidated and unclassified) and the whole number of New Ordinary Shares so arising and any remaining shares of one pence shall be sold and the net proceeds of sale be paid in due proportion to those shareholders who would otherwise be entitled to such fractional entitlements save that individual amounts not exceeding £3 shall be retained by the Company;

(c)	following the reclassification referred to in paragraph (a) above and the subdivision and consolidation in paragraph (b) above, each authorised but unissued Existing Ordinary Share be and is hereby subdivided into 50 unclassified shares of one pence each and forthwith upon such subdivision every 42 shares of one pence each resulting from such subdivision (up to such number as will result in a whole number of New Ordinary Shares and any balance remaining unconsolidated and unclassified) be and are hereby consolidated into one New Ordinary Share;

(d)	in addition to and without prejudice to any existing authority of the Company to make market purchases (within the meaning of section 163(3) of the Companies Act 1985), the Company be and is hereby generally and unconditionally authorised to make market purchases (within the meaning of Section 163(3) of the Companies Act) of B Shares, provided that:

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(i)	the maximum number of B Shares authorised to be repurchased is 675,000,000;

(ii)	the maximum price which may be paid for each B Share is £3.60 (free of all dealing expenses and commissions);

(iii)	the minimum price which may be paid for each B Share is 50 pence (free of all dealing expenses and commissions); and

(iv)	the authority hereby conferred unless previously renewed shall expire at the conclusion of the Annual General Meeting to be held in 2007 or 15 months from the date of the passing of this resolution, whichever is the earlier, but a contract of purchase may be made before such expiry which will or may be executed wholly or partly thereafter, and a purchase of shares may be made in pursuance of any such contract;

(e)	following the repurchase and cancellation of any B Shares and/or the acquisition and cancellation of any Deferred Shares (as such term is defined in the list of amendments to the Articles of Association to be adopted pursuant to paragraph (f) of this resolution) from time to time the authorised but unissued share capital of the Company which is divided into B Shares and/or Deferred Shares be and is hereby subdivided into unclassified shares of one pence each and forthwith upon such subdivision every 42 shares of one pence each resulting from such subdivision and/or any other authorised but unissued unclassified shares of one pence each (up to such number as will result in a whole number of New Ordinary Shares and any balance remaining unconsolidated and unclassified) be and are hereby consolidated into one New Ordinary Share of 42 pence;

(f)	the Articles of Association of the Company shall be and are hereby amended in the manner set out in the list of amendments produced to the meeting and initialled for the purpose of identification by the Chairman;

(g)	the existing authority of the directors to allot relevant securities (within the meaning of section 80 of the Companies Act 1985), granted by the Company on 22 July 2005 be reduced to apply to relevant securities having an aggregate nominal amount of £207,914,954, but that such existing authority shall not be amended in any other respect;

(h)	the existing empowerment or authority of the directors to allot equity securities for cash (within the meaning of section 94(2) of the Companies Act 1985) as if section 89(1) did not apply to any such allotment, granted by the Company on 22 July 2005 be reduced to apply to equity securities having an aggregate nominal amount of £31,187,243, but that such existing authority shall not be amended in any other respect; and

(i)	the existing authority of the Company to make market purchases (within the meaning of section 163(3) of the Companies Act 1985) of ordinary shares, granted by the Company on 22 July 2005 be amended such that the maximum aggregate number of ordinary shares authorised to be purchased is reduced to 148,510,681, but that such existing authority shall not be amended in any other respect.

By order of the Board,

James Stanley

Company Secretary

Registered office:

1 Atlantic Quay

Glasgow G2 8SP

31 March 2006

46    ScottishPower

Notes:

1.	This Notice of Meeting is being sent to all members. Enclosed with this Notice, you will find an attendance card and a form of proxy.

2.	If you are attending the Meeting, you should bring the attendance card.

3.	A member entitled to attend and vote at the Meeting is entitled to appoint one or more proxies to attend and, upon a poll, vote instead of him. A proxy need not be a member. If you wish to appoint a proxy, you must either complete the enclosed form of proxy which must (save as otherwise provided in the Company’s Articles of Association) be deposited at the office of Lloyds TSB Registrars, The Causeway, Worthing, West Sussex BN99 6DA (the ‘Registrar’) or you may appoint a proxy electronically. All proxy appointments must reach the Registrar not later than 10.30 am on 2 May 2006. Registered ADS Holders should refer to the enclosed ADS Voting Instruction Card for further information on appointing a proxy.

4.	Any power of attorney or other written authority pursuant to which a proxy appointment is executed (or an office or notarially certified copy thereof or a copy thereof certified in accordance with the Powers of Attorney Act 1971) should also be deposited at the office of the Registrar by the latest time and date specified in note 3 above.

5.	Information regarding CREST voting is shown below.

6.	Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, the Company specifies that only those members entered on the register of members of the Company at 6 pm on 2 May 2006, or, in the event that this meeting is adjourned, in the register of members at a time set by the directors not being more than 48 hours before the time of any adjourned meeting, shall be entitled to attend and vote at the meeting in respect of the number of ScottishPower ordinary shares registered in their name at that time. Changes to the entries on the register of members after 6 pm on 2 May 2006 or, in the event that this meeting is adjourned, in the register of members after a time set by the directors not being more than 48 hours before the time of any adjourned meeting, shall be disregarded in determining the rights of any person to attend or vote at the Meeting.

7.	Appointing proxies electronically

Ordinary shareholders

Ordinary shareholders may appoint proxies electronically by visiting Lloyds TSB Registrars’ website www.sharevote.co.uk which can be accessed using the unique reference number shown on the enclosed proxy card. Full details of how to register are shown on the website.

American Depositary Share (ADS) holders

Registered ADS holders may appoint a proxy electronically by visiting http://www.proxyvoting.com/spi. Registered ADS holders may also appoint a proxy by touch-tone telephone by calling toll free on 1-866-540-5760. Registered ADS Holders should refer to the enclosed ADS Voting Instruction Card for further information on appointing a proxy.

CREST voting

CREST members who wish to appoint a proxy or proxies through the CREST electronic proxy appointment service may do so for the EGM to be held on 4 May 2006 and any adjournment(s)

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thereof by using the procedures described in the CREST Manual. CREST Personal Members or other CREST sponsored members and those CREST members who have appointed a voting service provider(s), should refer to their CREST sponsor or voting service provider(s), who will be able to take the appropriate action on their behalf.

In order for a proxy appointment or instruction made using the CREST service to be valid, the appropriate CREST message (a “CREST Proxy Instruction”) must be properly authenticated in accordance with CRESTCo’s specifications and must contain the information required for such instructions, as described in the CREST Manual. The message, regardless of whether it constitutes the appointment of a proxy or to an amendment to the instruction given to a previously appointed proxy must, in order to be valid, be transmitted so as to be received by the issuer’s agent (ID7RA01) by the latest time(s) for receipt of proxy appointments specified in the notice of meeting. For this purpose, the time of receipt will be taken to be the time (as determined by the timestamp applied to the message by the CREST Applications Host) from which the issuer’s agent is liable to retrieve the message by enquiry to CREST in the manner prescribed by CREST. After this time any change of instructions to proxies appointed through CREST should be communicated to the appointee through other means.

CREST members and, where applicable, their CREST sponsors or voting service providers should note that CRESTCo does not make available special procedures in CREST for any particular messages. Normal system timings and limitations will therefore apply in relation to the input of CREST Proxy Instructions. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST personal member or sponsored member or has appointed a voting service provider(s), to procure that his CREST sponsor or voting service provider(s) take(s)) such action as shall be necessary to ensure that a message is transmitted by means of the CREST system by any particular time. In this connection, CREST members and, where applicable, their CREST sponsors or voting service providers are referred, in particular, to those sections of the CREST Manual concerning practical limitation of the CREST system and timings. The Company may treat as invalid a CREST Proxy Instruction in the circumstances set out in Regulation 35(5)(a) of the Uncertificated Securities Regulations 2001.

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Important

If you have any questions about the Meeting or the Return of Cash, or if you need any assistance, please telephone the helplines below:

Ordinary Shareholders:	0870 600 3999 (UK) or +44 121 415 7075 (outside the UK)	8 am - 6 pm UK time

ADS Holders:	1-866-214-7591 (US) or +1-201-680-6630 (outside the US)	9 am - 7 pm Eastern time

This document contains certain statements that are neither reported financial results nor other historical information. These statements may be forward-looking statements, which are subject to assumptions, risks and uncertainties; actual future results may differ materially from those expressed in or implied by such statements. Many of these assumptions, risks and uncertainties relate to factors that are beyond ScottishPower’s ability to control or estimate precisely, such as delays in obtaining or adverse conditions contained in regulatory approvals, competition and industry restructuring, changes in economic conditions, currency fluctuations, changes in interest and tax rates, changes in energy market prices, changes in historical weather patterns, changes in laws, regulations or regulatory policies, developments in legal or public policy doctrines, technological developments, the failure to retain key management, the availability of new acquisition opportunities or the key timing and success of future acquisition opportunities. Other factors that could cause actual results to differ materially from those described in this document include any changes to the UK Government’s energy policy that could affect the context in which the Group has established its UK business strategy; changes in regulatory requirements and/or modification of the Group’s current licenses that could negatively affect the Group’s business, results of operations or financial condition; the volatility of commodity costs that may have an adverse effect on the results of operations; lower than expected performance of the assets and business processes of the Group, which could impact the Group’s business, results of operations or financial condition; loss of market share and profit margins due to increased competitive pressures; termination or revocation of licenses held by the Group; measures that could be imposed under competition law by the European Commission, the UK Gas and Electricity Markets Authority or the Office of Fair Trading or the UK Competition Commission that could negatively affect the Group’s business, results of operations or financial condition; recently enacted energy legislation in the US that could have unpredictable effects on the nature and extent of regulations to which the Group is subject and on its business, results of operations or financial condition; breaches of environmental or health and safety laws that could expose the Group to claims for financial compensation and adverse regulatory consequences and could damage the Group’s reputation; financial risks faced by the Group relating to wholesale energy prices, credit/counter-party risk, liquidity risk and long term supply risk; increases or reductions in future retail demand for electricity as a result of economic growth or downturns, among other factors, including abnormal weather, that may impact retail revenues, cash flows and investment levels; restrictions in borrowing and debt arrangements, changes to credit ratings and effective tax rates; the Group’s pension plan funding obligations, which are significant and are affected by factors beyond the Group’s direct control; acts of terrorism; disposed businesses, which may expose the Group to costs that could have an adverse effect on its results of operations, cash flow and financial condition; and litigation risks. For a more detailed description of these assumptions, risks and uncertainties, together with any other risk factors, please see ScottishPower’s filings with the SEC. Recipients are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this document. Other than as required by law or the UK Listing Rules, ScottishPower does not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document.

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In accordance with normal UK practice and pursuant to exemptive relief granted by the SEC from Rule 14e-5, ScottishPower and its nominees or brokers and UBS, Morgan Stanley and their respective affiliates may make certain purchases of, or arrangements to purchase, B Shares outside the United States during the period in which the Initial Repurchase Offer remains open for acceptance. In accordance with the requirements of Rule 14e-5 and with the exemptive relief granted by the SEC, such purchases, or arrangements to purchase, must comply with applicable UK rules, the rules of the Financial Services Authority and the rules of the London Stock Exchange. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom. Information regarding such activities which is required to be made public in the United Kingdom will also be made available to the US Information Agent.

In the United States, ScottishPower will file a Tender Offer Statement containing this document, the US Supplemental Memorandum, the Prospectus, the Election Form for Shareholders, the ADS Holder Election Form and other related documentation with the SEC on Schedule TO. Free copies of the Schedule TO and the other related documents to be filed by ScottishPower in connection with the B Share Alternatives will be available from the date this document and other related documentation are mailed to ADS Holders and Shareholders in the US on the SEC’s website at http://www.sec.gov.